UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.___)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
THE TRADE DESK, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The Trade Desk, Inc.
42 N. Chestnut Street
Ventura, California 93001
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held May 4, 2026
To our stockholders:
You are cordially invited to attend the 2026 annual meeting of stockholders of The Trade Desk, Inc. (the “Annual Meeting”) to be held virtually on Monday, May 4, 2026, at 1:00 p.m. Pacific Time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/TTD2026 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your proxy card to join the Annual Meeting.
We are holding the Annual Meeting for the following purposes:
1.To elect two Class I directors;
2.To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;
3.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026; and
4.To transact such other business as may properly come before the Annual Meeting or at any and all adjournments, continuations or postponements thereof.
If you owned our Class A common stock or Class B common stock at the close of business on April 6, 2026, you may attend and vote at the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for review during our regular business hours at our headquarters in Ventura, California for the ten days prior to the Annual Meeting for any purpose related to the Annual Meeting. On or about April 15, 2026, we expect to mail to our stockholders our proxy materials, including this notice, our statement for our Annual Meeting (the “Proxy Statement”) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”). This notice, the Proxy Statement and the Annual Report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your proxy card.
Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy card or voting instruction card in the envelope provided. Any stockholder of record attending the Annual Meeting may vote during the Annual Meeting, even if you have already returned a proxy card or voting instruction card.
Thank you for your ongoing support of The Trade Desk.

Sincerely,

Jeff T. Green
Chairman and Chief Executive Officer
Ventura, California
April 9, 2026

YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

THE TRADE DESK, INC.
2026 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT
2026 ANNUAL MEETING OF STOCKHOLDERS
THE TRADE DESK, INC.
GENERAL INFORMATION
The board of directors of The Trade Desk, Inc. is soliciting proxies for our 2026 annual meeting of stockholders (the “Annual Meeting”) to be held on Monday, May 4, 2026, at 1:00 p.m. Pacific Time. This year’s Annual Meeting will be held entirely via the Internet. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/TTD2026. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
The proxy materials, including this proxy statement for our Annual Meeting (the “Proxy Statement”), proxy card or voting instruction card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), are first being mailed on or about April 15, 2026, to stockholders entitled to vote at the Annual Meeting. We also made these materials available on our website at www.thetradedesk.com under the headings “Investors” on or about April 9, 2026. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully. Unless the context requires otherwise, the words “The Trade Desk,” “we,” “the Company,” “us,” and “our” refer to The Trade Desk, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES
WHAT IS INCLUDED IN THESE MATERIALS AND POSTED ON OUR WEBSITE?
These materials include:
•    The Proxy Statement for the Annual Meeting, including the proxy card; and
•    The Annual Report.

WHY DID YOU SEND ME THESE PROXY MATERIALS?
You are receiving these materials in connection with the solicitation of your proxy to vote by our board of directors at the Annual Meeting and at any adjournment or postponement thereof. We have elected to utilize the “full set delivery” option of providing paper copies of the proxy materials by mail to all stockholders, as well as providing access to our proxy materials on a publicly accessible website.

This Proxy Statement and the form of proxy card are also available free of charge at www.proxyvote.com. Proxy materials were first made available or distributed to stockholders beginning on or about April 9, 2026.
WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?
There are three items that will be voted on at the Annual Meeting:
1.The election of two Class I directors;
2.The approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and
3.The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
WHAT ARE OUR BOARD OF DIRECTORS’ VOTING RECOMMENDATIONS?
Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers and “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm.
WHAT IS A PROXY?
Our board of directors is soliciting your vote at the Annual Meeting. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy, that designation also is called a “proxy” or, if in a written document, a “proxy card.” Jeff Green, Tahnil Davis and Jay Grant have been designated as proxies for the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING?
Only holders of record of our Class A common stock and Class B common stock at the close of business on April 6, 2026 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Record Date was established by our board of directors. Stockholders of record at the close of business on the Record Date are entitled to:
•Receive notice of the Annual Meeting; and
•Vote at the Annual Meeting and any adjournments, continuations or postponements of the Annual Meeting.
On the Record Date, there were 426,989,140 shares of our Class A common stock outstanding and 43,108,629 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this Proxy Statement for which your vote is being solicited, other than the election of the director nominee whom holders of Class A common stock, voting separately as a class, are entitled to elect (the “Class A Director”). Stockholders are not permitted to cumulate votes with respect to the election of directors. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal. Our Class A common stock and Class B common stock are collectively referred to in this Proxy Statement as our “common stock.”
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote at the Annual Meeting. We have enclosed a proxy card for your vote.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and proxy materials are being forwarded to you by your broker, bank or other nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank or other nominee. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares at the Annual Meeting unless you request, complete and deliver the proper documentation provided by your broker, bank or other nominee.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
By Internet: Until 11:59 p.m. Eastern Time on May 3, 2026, you can vote via the Internet by visiting the website noted on your proxy card. Internet voting is available 24 hours a day. We encourage you to vote via the Internet, as it is the most cost-effective way to vote. Beneficial owners may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.
By Telephone: Until 11:59 p.m. Eastern Time on May 3, 2026, you can also vote your shares by telephone by calling the toll-free telephone number indicated on your proxy card and following the voice prompt instructions. Telephone voting is available 24 hours a day.

By Mail: You can vote your shares by marking, signing and timely returning the proxy card enclosed with the proxy materials. Beneficial owners must follow the directions provided by their broker, bank or other nominee in order to direct such broker, bank or other nominee as to how to vote their shares.
During the Annual Meeting: You can vote and submit questions during the Annual Meeting by attending the virtual meeting at www.virtualshareholdermeeting.com/TTD2026. Please have your proxy card in hand when you visit the website.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
The holders of a majority of the voting power of all of our issued and outstanding shares of our common stock as of the Record Date must be present at the Annual Meeting or represented by proxy for the transaction of business at the Annual Meeting. This is called a quorum. In addition, the holders of a majority of the voting power of our issued and outstanding shares of Class A common stock as of the Record Date must be present at the Annual Meeting or represented by proxy to constitute a quorum for purposes of the election of the Class A Director.
Your shares will be counted for purposes of determining if there is a quorum, if you:
•Are entitled to vote and you are present at the Annual Meeting; or
•Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If there are not enough shares present both at the Annual Meeting and by timely and properly submitted proxy cards to constitute a quorum, the Annual Meeting may be adjourned until such time as a sufficient number of shares are present.
HOW ARE ABSTENTIONS COUNTED?
You may choose to abstain or refrain from voting your shares on one or more issues presented for a vote at the Annual Meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions will not affect the outcome of the vote of any matter being voted on at the Annual Meeting.
WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?
You should specify your choice for each issue to be voted upon at the Annual Meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that Annual Meeting, proxies will be voted in accordance with applicable rules, laws and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy and you do not vote at the Annual Meeting, your shares will not be voted at our Annual Meeting, and if you are not present at the Annual Meeting, your shares will not be counted for purposes of determining whether a quorum exists for the Annual Meeting. If you do return a proxy via the Internet, telephone or mail, but you fail to specify how your shares should be voted on one or more issues to be voted upon at the Annual Meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees, (ii) FOR Proposal Two to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers and (iii) FOR Proposal Three ratifying the selection of PwC as our independent registered public accounting firm.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, or (ii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our Annual Meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters but are represented at the Annual Meeting will be deemed present at our Annual Meeting for purposes of determining whether the necessary quorum exists to proceed with the Annual Meeting but will not be considered entitled to vote on the non-routine proposals.

We believe that under applicable rules Proposal Three: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors and Proposal Two: Approval, on a Non-Binding, Advisory Basis, of Named Executive Officer Compensation are considered non-routine matters under applicable rules. Accordingly, brokers or other nominees cannot vote on these proposals without instruction from beneficial owners.
WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?
The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One—Election of directors
As set forth in our amended and restated articles of incorporation and our amended and restated bylaws, the holders of Class A common stock, voting as a separate class, are entitled to elect the Class A Director by a plurality of the votes cast. The nominee for Class A Director receiving the most “FOR” votes (among votes properly cast by holders of Class A common stock at the Annual Meeting or by proxy) will be elected. The nominee for director other than the Class A Director must be elected by a plurality of the votes cast, meaning that the nominee receiving the most “FOR” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. Only votes “FOR” will affect the outcome. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Abstentions and broker non-votes will not affect the outcome of the vote.

Proposal Two—Approval, on a Non-Binding Advisory Basis, of Named Executive Officer Compensation
To be approved, on a non-binding, advisory basis, by our stockholders, a majority of the votes cast at the Annual Meeting must vote “FOR” this proposal. Brokers will not have discretionary voting authority with respect to shares held in street name for their clients. Abstentions and broker non-votes will not affect the outcome of the vote.

Proposal Three—Ratification of appointment of independent registered public accounting firm	As set forth in our amended and restated bylaws, to be approved by our stockholders, a majority of the votes cast at the Annual Meeting or by proxy must vote “FOR” this proposal. Brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, broker non-votes will not be counted as votes cast and will therefore have no effect on the proposal. Abstentions will also have no effect on the proposal.
HOW DO I CHANGE OR REVOKE MY PROXY?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the Annual Meeting and voting during the Annual Meeting. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2027 ANNUAL MEETING?
To be included in our proxy statement for the 2027 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices no later than December 10, 2026, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this Proxy Statement to stockholders in connection with this year’s Annual Meeting. In connection with the 2027 annual meeting, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.
HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2027 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2027 ANNUAL MEETING?
To be raised at the 2027 annual meeting, stockholder proposals must comply with our amended and restated bylaws. Under our amended and restated bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting. Since our Annual Meeting is on May 4, 2026, stockholder proposals must be received by our Secretary at our principal executive offices no earlier than January 4, 2027, and no later than February 3, 2027, in order to be raised at our 2027 annual meeting.
In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
WHAT IF THE DATE OF THE 2027 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR’S ANNUAL MEETING?
Under Rule 14a-8 of the Exchange Act, if the date of the 2027 annual meeting changes by more than 30 days from the anniversary of this year’s annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our amended and restated bylaws, if the date of the 2027 annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of this year’s annual meeting, stockholder proposals to be brought before the 2027 annual meeting must be delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not less than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made.
DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?
With respect to a stockholder’s nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our amended and restated bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the Annual Meeting, as well as certain other information as set forth in our amended and restated bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of our amended and restated bylaws is available via the website of the SEC at http://www.sec.gov. You may also contact our Secretary at the address set forth above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?
If we receive notice of a matter to come before the 2027 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders’ discretionary authority to vote on such matter.
WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?
Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Jeff Green, Tahnil Davis and Jay Grant, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
WHO BEARS THE COST OF THIS SOLICITATION?
We pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to Broadridge at the contact information below if they are record holders.
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, please notify your broker, if you are a beneficial owner or, if you are a record holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.
If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, to any stockholder residing at an address to which only one copy was mailed.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL ONE:
ELECTION OF DIRECTORS
In voting on the election of our director nominees, stockholders may:
•Vote in favor of all nominees;
•Vote in favor of specific nominees; or
•Withhold votes as to specific nominees.
Assuming a quorum is present; directors will be elected by a plurality of the votes cast.
Our amended and restated bylaws provide that the authorized number of directors shall be determined from time to time by resolution of the board of directors, provided the board of directors shall consist of at least one (1) member. Our board of directors is currently comprised of five (5) directors. Our amended and restated articles of incorporation provide that our board of directors shall be divided into three classes, each consisting of as nearly one-third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2026)	Class II (2027)	Class III (2028)
Jeff T. Green	Samantha Jacobson	Andrew Vollero
Andrea L. Cunningham	Omar Tawakol
Our board of directors has nominated Jeff T. Green and Andrea L. Cunningham for election as Class I directors, each to serve a three-year term that expires at the annual meeting of stockholders in 2029 and until his or her successor is duly elected and qualified. Mr. Green and Ms. Cunningham are currently serving as Class I directors, and Ms. Cunningham is currently serving as the Class A Director. Mr. Green and Ms. Cunningham have consented to serve for a new term.
Directors listed in Class II and Class III above are not being elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our amended and restated articles of incorporation or amended and restated bylaws.
Vote Required
The Class I directors being voted on this year are elected by a plurality of the votes cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote. In addition, under our amended and restated articles of incorporation, and based on the current size of our board of directors, holders of our Class A common stock, voting as a separate class, have the right to elect one Class A Director. The Class A Director is elected by a plurality of the votes cast by holders of our Class A common stock, voting separately as a class. Ms. Cunningham has been nominated as the Class A Director.
It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by our board of directors unless such authority is withheld, either by affirmative vote of the stockholders or deemed withheld by the failure of stockholders to submit their votes. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.
Information Concerning Director Nominees
The name and age of each nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of April 9, 2026, is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Andrea L. Cunningham	69	Class A Director	January 2022
Jeff T. Green	49	President and Chief Executive Officer, Chairman	November 2009
Andrea L. Cunningham has served as a member of our board of directors since January 2022. Since 2012, Ms. Cunningham has served as the president of Cunningham Collective, a consulting firm she founded that advises companies on marketing, brand and communication strategies. Under the umbrella of Cunningham Collective and her previous firm, CXO Communications, she has held various senior marketing positions at various companies, including serving as Chief Marketing Officer for Avaya Inc., a cloud communications company, from 2014 to 2015. Ms. Cunningham currently serves on the boards of directors of numerous private companies, and previously served on the boards of directors of RhythmOne plc (formerly Blinkx), a digital advertising technology company then-traded on the London Stock Exchange, from February 2016 to February 2018. Ms. Cunningham received a B.A. in English from Northwestern University and completed the Harvard Business School Executive Education program.
Ms. Cunningham currently serves as a representative of the holders of our Class A common stock. For more information, see “Information About the Board of Directors and Corporate Governance—Class A Director.”
We believe that Ms. Cunningham is qualified to serve on our board of directors due to her extensive management experience, track record at other technology companies and industry background.
Jeff T. Green co-founded The Trade Desk and has served as our president and chief executive officer and as a member of our board of directors since November 2009. Prior to joining The Trade Desk, from May 2004 to October 2009, Mr. Green founded AdECN, the world’s first online advertising exchange, and served as its chief operating officer, where he led strategy, product and business development until it was acquired by Microsoft in 2007. At Microsoft Corporation, Mr. Green oversaw the AdECN exchange business, as well as all reseller and channel partner business. Mr. Green has also played a leadership role in the ad tech industry, having served on the Networks and Exchanges Quality Assurance Guidelines Committee for the Internet Advertising Bureau (“IAB”) from 2011 to 2012. At IAB, Mr. Green led working groups that established rules and best practices for acquiring inventory and set data transaction standards.
We believe that Mr. Green is qualified to serve on our board of directors due to his extensive management experience and sophisticated industry background.

Information Concerning Current Directors and Directors Continuing in Office
The name and age of each director currently or continuing in office, his or her position with us, the year in which he or she first became a director, and certain biographical information as of April 9, 2026, is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Samantha Jacobson	41	Chief Strategy Officer, Director	January 2024
Omar Tawakol	57	Director	August 2025
Andrew Vollero	60	Director	April 2026
Samantha Jacobson has served as a member of our board of directors since January 2024 and as our chief strategy officer since February 2022. Prior to her appointment as our chief strategy officer, Ms. Jacobson served as Vice President, Strategic Partnerships. Before joining The Trade Desk in 2021, Ms. Jacobson served as Vice President of Strategy and Business Development at Oracle from March 2019 to March 2021 and as Senior Director of Strategy and Business Development for Oracle Data Cloud from April 2015 to March 2019. Ms. Jacobson received a B.S.E in Finance and Management from The Wharton School at the University of Pennsylvania and an M.B.A. from the Harvard Business School.
We believe that Ms. Jacobson is qualified to serve on our board of directors due to her extensive management experience leading strategic initiatives and industry background.
Omar Tawakol has served as a member of our board of directors since August 2025. Mr. Tawakol has served as chief executive officer of Rembrand, Inc. (“Rembrand”), a software technology company specializing in virtual product ads, since November 2022. Prior to Rembrand, Mr. Tawakol founded Voicea, a voice collaboration platform, and served as its chief executive officer from January 2017 to September 2019 prior to its acquisition by Cisco Systems, Inc. (“Cisco”), a digital communications technology company, following which Mr. Tawakol served as general manager of Product-led Growth Webex at Cisco from September 2019 to February 2023. Prior to Voicea, Mr. Tawakol founded Blue Kai, Inc., a data management platform, and served as its chief executive officer from December 2007 to September 2016 prior to its acquisition by Oracle Corporation (“Oracle”), a computer technology company, following which Mr. Tawakol served as senior vice president and general manager of Oracle Data Cloud at Oracle from April 2014 to September 2016. Mr. Tawakol has served as a member of the board of directors of LiveRamp Holdings, Inc., a data connectivity platform, since April 2021. Mr. Tawakol received a B.S. in Engineering from the Massachusetts Institute of Technology, an M.S. in Engineering from Stanford University and an M.S. in Computer Science from Stanford University.
We believe that Mr. Tawakol is qualified to serve on our board of directors due to his seasoned experience as a technology executive, especially with respect to data management and technology platforms enabled by artificial intelligence, as well as his service on other boards of directors.

Andrew Vollero has served as a member of our board of directors since April 2026. Mr. Vollero has served as the Chief Financial Officer of Reddit, Inc., a social news aggregation, content rating, and forum social network, since March 2021. Prior to joining Reddit, he served as Chief Financial Officer at Allied Universal, a provider of security, technological and professional services, from October 2018 to March 2021. From August 2015 to May 2018, Mr. Vollero served as the first Chief Financial Officer of Snap Inc., a camera and social media company. From September 2000 to August 2015, Mr. Vollero was employed at Mattel, Inc., a toy manufacturer, where he served as the Senior Vice President, Corporate Strategy, Development & Investor Relations from September 2005 to August 2015 and Division Chief Financial Officer, Senior Vice President, Finance and Strategy from September 2000 to September 2005. Mr. Vollero received a Master of Science in Management from Oxford University and a Bachelor of Arts in Mathematics and Economics from Yale University.

We believe that Mr. Vollero is qualified to serve on our board of directors due to his extensive management experience, strategic leadership track record and high-growth company background.

PROPOSAL TWO:
NON-BINDING, ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. Notwithstanding such say on frequency votes, starting at this annual meeting of stockholders, our board of directors will submit a non-binding, advisory vote on the compensation of our named executive officers to our stockholders each year. Our board of directors believes that this change will continue to foster the Company’s ethos of transparency and accountability. Our board of directors aims to enhance trust and engagement with our stockholders while aligning leadership incentives with long-term company goals.

Recommendation

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this Proxy Statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our board of directors and our compensation committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding, advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company’s proxy statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Vote Required for Approval

The approval of this non-binding, advisory proposal requires the affirmative vote of a majority of the votes cast on the matter at the meeting. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our board of directors or our compensation committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this Proxy Statement, our compensation committee will evaluate whether any actions are necessary to address the concerns of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
On the recommendation of our audit committee, our board of directors has appointed PwC, an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2026, and attest to our internal control over financial reporting as of December 31, 2026. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from PwC will be in attendance at the Annual Meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire.
In the vote on the ratification of the selection of PwC as our independent auditors, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.
Vote Required for Approval
Assuming a quorum is present, the selection of PwC as our independent auditors will be ratified if the affirmative vote of a majority of the votes cast on the matter at the Annual Meeting is obtained (meaning the number of shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal). In the event that the stockholders do not ratify the selection of PwC, the appointment of the independent auditors will be reconsidered by the audit committee of the board of directors. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.
Auditor Information
Set forth below are the fees for services rendered by PwC for the fiscal years ended December 31, 2025 and 2024:

Fee Category	2025	2024
Audit Fees(1)	$6,668,362	$6,067,071
Audit-Related Fees(2)	651,258	455,000
Tax Fees(3)	1,345,096	1,427,291
All Other Fees(4)	8,573	13,985
Total	$8,673,289	$7,963,347
(1)Audit Fees for 2025 and 2024 cover professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K, review of financial statements included in our Quarterly Reports on Form 10-Q, audit of our internal control over financial reporting, new and existing statutory audits of subsidiaries of the Company and services normally provided by PwC in connection with regulatory filings or engagements.
(2)Audit-Related Fees were for assurance and other services related to service provider compliance reports, including Service Organization Controls (SOC) reports on the effectiveness of our controls for our demand side platform.
(3)Tax Fees cover tax compliance, advice, and planning services and consisted primarily of review of consolidated federal income tax returns as well as tax planning and advice.
(4)All Other Fees include professional services rendered by PwC not reported in any other category such as pre-approved permissible advisory and other services, including license fees for accounting research software in 2025 and 2024.

Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures regarding pre-approval of permitted audit and non-audit services. Each year, and as needed at other times during the year, (1) the independent registered public accounting firm will submit to the audit committee for approval the terms, fees and conditions of our engagement of the independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and to review our interim financial statements; and (2) management and the independent registered public accounting firm will submit to the audit committee for approval a written pre-approval request of additional audit and non-audit services to be performed for us during the year, including a budgeted range of fees for each category of service outlined in such request. The audit committee has designated the audit committee chair to have the authority to pre-approve interim requests for permissible services that were not contemplated in the engagement letter or in pre-approval requests. The audit committee chair may approve or reject any interim service requests and shall report any interim service pre-approvals at the next regular audit committee meeting. All services provided by PwC during the fiscal years ended December 31, 2025 and 2024 were pre-approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The audit committee of our board of directors is currently comprised of one member and acts under a written charter that has been approved by our board of directors. The current member of the audit committee is an independent director, based upon standards set forth in applicable laws, rules, and regulations. The audit committee reviewed and discussed the audited financial statements with management and has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and the SEC.
The audit committee also received the written disclosures and the letter from PwC required by the applicable requirements of the PCAOB regarding PwC’s communications with the audit committee concerning independence and has discussed with PwC its independence.
Management is responsible for our financial reporting process and the system of internal controls, including internal control over financial reporting, and procedures designed to promote compliance with accounting standards and applicable laws and regulations. PwC is responsible for the audit of the consolidated financial statements and our internal control over financial reporting in accordance with the standards of the PCAOB. The audit committee’s responsibility is to monitor and oversee these processes and procedures. Members of the audit committee are not professionally engaged in the practice of accounting or auditing and are not professionals in these fields. The audit committee relies, without independent verification, on the information provided by and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity, and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The audit committee also relies on the opinion of PwC on the consolidated financial statements and internal controls over financial reporting.
The audit committee’s meetings facilitate communication among the members of the audit committee, management and PwC. The audit committee separately met with PwC, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The audit committee also met separately with management.
Based on its discussions with management and PwC, and its review of the representations and information provided by management and PwC, the audit committee recommended to our board of directors that our audited financial statements for the fiscal year ended December 31, 2025 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

MEMBERS OF THE BOARD OF DIRECTORS*

Jeff T. Green
Andrea Cunningham
Samantha Jacobson
Omar Tawakol

* This report has been signed by members of our board of directors who served as of December 31, 2025, and are members of our board of directors as of the filing of this Proxy Statement. At the time of filing our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, the audit committee consisted of Kathryn E. Falberg, Lise J. Buyer and Gokul Rajaram prior to their resignations from our board of directors on March 23, 2026, April 3, 2026, and April 3, 2026, respectively.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Leadership Structure of the Board of Directors
Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer.
Our board of directors currently believes that our existing leadership structure, under which our chief executive officer, Mr. Green, serves as chairman of our board of directors is effective. Mr. Green’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the chairman’s responsibility to develop agendas that focus the time and attention of our board of directors on the most critical matters.
Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate. Our chief executive officer works with the nominating and corporate governance committee and the board of directors on a regular basis to ensure there is a current and effective plan of succession and development for the CEO and the executive management team. Our board of directors believes that the directors and the CEO should collaborate on management succession planning, and that the entire board of directors should be involved in the critical aspects of the succession planning process, including establishing selection criteria that reflect our business strategies, reviewing the Company’s leadership pipeline and talent strategies, and identifying and evaluating potential internal candidates. Directors also become familiar with potential successors for key positions at regular meetings and in less formal settings, and management succession is discussed at least annually in the meetings and executive sessions of the board of directors.

Our independent directors intend to appoint a lead independent director in accordance with our amended and restated bylaws, who will preside at all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions, and performs such additional responsibilities as set forth in our corporate governance guidelines.
Role of Board in Risk Oversight Process
Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with our board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements, considers and approves or disapproves any related-persons transactions, and receives periodic updates from management on cybersecurity matters. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation programs, policies and practices have the potential to encourage excessive or inappropriate risk-taking.
Board Meetings
Our board of directors held a total of five meetings during 2025. Each director attended at least 75% of the total number of board of directors and committee meetings that were held during the time he or she was a director in 2025.
Board Committees
Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:
•appoints our independent registered public accounting firm;
•evaluates the independent registered public accounting firm’s qualifications, independence and performance;
•determines the engagement of the independent registered public accounting firm;
•reviews and approves the scope of the annual audit and the audit fee;
•discusses with management and the independent registered public accounting firm the results of the annual integrated audit and the review of our quarterly financial statements;
•approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
•monitors the rotation of partners of the independent registered public accounting firm on our engagement team in accordance with requirements established by the SEC;
•is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;
•reviews the adequacy of internal financial controls with management and our independent registered public accounting firm;
•reviews our critical accounting policies and estimates; and
•reviews the audit committee charter and the committee’s performance at least annually.
Mr. Vollero (chairperson) is currently the sole member of our audit committee. Our board of directors intends to fill the vacancies on the audit committee as expeditiously as possible. Mr. Vollero meets the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market LLC (“Nasdaq”). Our board of directors has determined that Mr. Vollero is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that Mr. Vollero is independent under the heightened audit committee independence standards of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the charter of our audit committee is available on our website at http://investors.thetradedesk.com/.
During 2025, our audit committee met nine times in person, by video or by telephone.
Compensation Committee
Our compensation committee reviews and recommends policies relating to the compensation and benefits of our executive officers and employees. Among other matters, our compensation committee:
•reviews and recommends to our board of directors corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers;
•evaluates the performance of our executive officers in light of those goals and objectives, and approves the compensation of these executive officers based on such evaluations;
•reviews and approves or recommends to our board of directors the grant of stock options and other awards under our stock plans;
•reviews and recommends to our board of directors the compensation of our non-employee directors; and
•reviews and evaluates, at least annually, the performance of the compensation committee and its members, including compliance by our compensation committee with its charter.
In fulfilling its responsibilities, our compensation committee has the authority to delegate any or all of its responsibilities to a subcommittee of the compensation committee. Our compensation committee also has the authority to authorize one of our officers to grant rights or options to officers (other than our executive officers) and employees, in a manner that is in accordance with applicable law, which it has previously authorized our chief executive officer and chief financial officer to do for certain employee equity awards.

The members of our compensation committee are Mr. Tawakol (chairperson) and Ms. Cunningham. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq and meets all other eligibility requirements of applicable laws. Our compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the charter of our compensation committee is available on our website at http://investors.thetradedesk.com.
During 2025, our compensation committee met five times in person, by video or by telephone.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the size and composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters.
Ms. Cunningham (chairperson) is the sole member of our nominating and corporate governance committee. Ms. Cunningham is an independent director under the applicable rules and regulations of Nasdaq. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investors.thetradedesk.com.
During 2025, our nominating and corporate governance committee met four times in person, by video or by telephone.
Compensation Committee Interlocks and Insider Participation
During 2025, Kathryn E. Falberg, Gokul Rajaram and David Wells served as members of our compensation committee. Omar Tawakol and Andrea Cunningham were appointed to our compensation committee in April 2026. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our board of directors or compensation committee.
Identifying and Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:
•personal and professional integrity;
•ethics and values;
•experience in corporate management, such as serving as an officer or former officer of a publicly held company;
•experience in the industries in which we compete;
•experience as a board member or executive officer of another publicly held company;
•diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;
•conflicts of interest; and
•practical and mature business judgment.
Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. Although the nominating and corporate governance committee may consider whether nominees assist in achieving a mix of board members that represents a diversity of background and experience, we have no formal policy regarding board diversity.

Class A Director
Article VI, Section E of our amended and restated articles of incorporation provides until the final conversion of our Class B common stock, the holders of our Class A common stock, voting as a single class, will have the right to elect one director if the total number of directors is eight or fewer or two directors if the total number of directors is nine or greater, with our board of directors determining the initial class into which each such director will be elected. Any seat filled by any director contemplated by this provision of the amended and restated articles of incorporation is referred to as a “Class A Director Seat.” Ms. Cunningham currently serves in the Class A Director Seat.
Stockholder Recommendations and Nominations to the Board of Directors
Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual's name and qualifications to our Chief Legal Officer c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.thetradedesk.com. Any amendments to the code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at, or available through, our website.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o The Trade Desk, Inc., 42 N. Chestnut St., Ventura, CA 93001. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our audit committee and handled in accordance with applicable procedures established by the audit committee.
Independence of the Board of Directors
Our board of directors currently consists of five members. Our board of directors has determined that all of our directors, other than Mr. Green, our chief executive officer, and Ms. Jacobson, our chief strategy officer, qualify as “independent” directors in accordance with the Nasdaq listing requirements. In addition, as required by Nasdaq rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management including, for Mr. Tawakol, that he currently serves as the chief executive officer of Rembrand, Inc, a third-party supplier in which we have less than a 1% ownership interest and to whom we paid less than $120,000 in 2025. There are no family relationships among any of our directors or executive officers.
Director Stock Ownership
Our board of directors believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our stockholders. We maintain stock ownership guidelines that apply to our executive officers and non-employee directors. Under these guidelines, non-employee directors are to attain and maintain a minimum share ownership level equal to at least three times the value of their annual cash retainer, (i.e., $150,000 for 2025) within five years of becoming a director. At December 31, 2025, all of the covered individuals are either in compliance with our stock ownership guidelines or have a period of time remaining to meet the required ownership level.
Director Attendance at Annual Meetings of Stockholders
Directors are encouraged, but not required, to attend our annual meetings of stockholders. Four of our seven directors then serving on the board of directors attended the 2025 annual meeting of stockholders.
Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person), to us at our principal executive offices to the attention of the chief legal officer and to the chair of the audit committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our website. Such complaints received by telephone or via online reporting system, are promptly sent to the chief legal officer and to the chair of the audit committee.
Limitation on Liability and Indemnification Matters
Our amended and restated articles of incorporation contains provisions that limit the liability of our directors and officers for monetary damages to the fullest extent permitted by Nevada law. Consequently, our directors and officers will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors or officers, except liability for:

•any act or omission not in good faith or that involves intentional misconduct, fraud or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions;
•or as otherwise provided in NRS 78.288 of the Nevada Revised Statutes.
Our amended and restated articles of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Nevada law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Nevada law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE OFFICERS
The following table sets forth information regarding our executive officers and management as of April 9, 2026:

Name	Age	Position(s)
Jeff T. Green	49	President and Chief Executive Officer, Chairman
Tahnil Davis	55	Interim Chief Financial Officer, Chief Accounting Officer
Jay R. Grant	59	Chief Legal Officer
Samantha Jacobson	41	Chief Strategy Officer, Director
Vivek Kundra	51	Chief Operating Officer
Jeff T. Green. See Proposal One: Information Concerning Director Nominees for Mr. Green’s biographical information.
Tahnil Davis has served as our interim chief financial officer since January 2026 and as our executive vice president, chief accounting officer since April 2023. Prior to her current role, Ms. Davis served as our senior vice president, chief accounting officer from January 2021 to April 2023, as senior vice president, finance from September 2017 to January 2021 and as vice president, finance, from April 2015 to September 2017. Ms. Davis previously worked in finance and controller positions at various companies in the technology industry, after starting her career as an auditor at Arthur Andersen LLP. Ms. Davis received a B.S. in Accounting from California State Polytechnic University, Pomona.
Jay R. Grant has served as our chief legal officer and secretary since October 2020. Prior to joining The Trade Desk, Mr. Grant developed extensive experience with media and digital enterprises at Univision Communications Inc. (“UCI”), a company with more than two dozen broadcasting networks, cable networks, digital and mobile properties and more than 120 television and radio stations. Most recently, from February 2019 to October 2020, Mr. Grant served as executive vice president and general counsel of UCI’s Digital and News divisions, and, from May 2016 to January 2019, he served as executive vice president and general counsel of UCI’s Fusion Media Group. Mr. Grant started his career in private practice at the law firm Manatt, Phelps & Phillips. He received a B.A. in Government from Harvard University, an M.B.A. from New York University Stern School of Business and a J.D. from the University of California, Berkeley, School of Law.
Samantha Jacobson. See Proposal One: Information Concerning Current Directors and Directors Continuing in Office for Ms. Jacobson’s biographical information.
Vivek Kundra has served as our chief operating officer since March 2025. Prior to joining The Trade Desk, Mr. Kundra served as the president and chief operating officer at project44, a supply-chain management company, from February 2022 to March 2025. From May 2018 to February 2022, Mr. Kundra served as the chief operating officer of Sprinklr, Inc., a customer experience management platform. Previously, Mr. Kundra was an executive vice president at Salesforce, Inc., a cloud-based software company, from January 2012 to January 2017. Mr. Kundra was appointed as the first U.S. Chief Information Officer by President Barack Obama, serving from February 2009 to August 2011. He holds a B.S. in Psychology from the University of Maryland and an M.S. in Management Information Systems from the University of Maryland, and is a graduate of the University of Virginia’s Sorensen Institute of Political Leadership.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers (“NEOs”). During 2025, these individuals were:
•Jeff T. Green, our Chief Executive Officer (our “CEO”);
•Alex Kayyal, our former Chief Financial Officer (our former “CFO”);
•Jay R. Grant, our Chief Legal Officer (our “CLO”);
•Samantha Jacobson, our Chief Strategy Officer (our “CSO”);
•Vivek Kundra, our Chief Operating Officer (our “COO”);
•Laura Schenkein, our former CFO preceding Mr. Kayyal.

Ms. Schenkein ceased providing services as our CFO effective as of August 21, 2025, and Mr. Kayyal, a member of our board, commenced services as our new CFO thereafter. Mr. Kayyal ceased providing services as our CFO effective as of January 24, 2026. Mr. Kundra commenced services as our COO effective March 31, 2025.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2025. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why our compensation committee of our board of directors arrived at the specific compensation decisions for our executive officers, including our NEOs, for 2025, including the key factors that the compensation committee considered in determining their compensation.
Executive Summary
Who We Are
We are a global leader in advertising technology. We empower ad buyers to create, manage and optimize digital advertising campaigns across ad formats, channels and devices. Our platform’s depth, artificial intelligence (“AI”) capabilities and rich ecosystem of inventory, publisher and data partner integrations enable superior reach and decisioning for clients. In addition to the primary capabilities provided by our self-service platform, our enterprise application programming interfaces (“APIs”) equip our clients with the ability to customize and expand platform functionality.
2025 Business Highlights
During 2025, we continued to demonstrate our success in the marketplace as an independent platform buying media at scale, objectively, across digital channels and devices. We recorded advances in our business, particularly in CTV and audio, that contributed to revenue growth and adjusted earnings before depreciation and amortization expense, stock-based compensation expense, interest income, net, and the provision for income taxes (“Adjusted EBITDA”). Adjusted EBITDA is a financial measure not presented in accordance with generally accepted accounting principles (“GAAP”). For an explanation of management's use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this Proxy Statement. Our key business highlights for 2025 were as follows:
•Revenue: Our total revenue grew to $2.90 billion, up 18% compared with revenue of $2.44 billion in 2024.
•Net Income: Our net income grew to $443 million, up 13% compared with net income of $393 million in 2024.
•Adjusted EBITDA: Our Adjusted EBITDA grew to $1.20 billion, up 18% compared with Adjusted EBITDA of $1.01 billion in 2024.
•Strong Customer Retention: We ended 2025 with strong customer retention, which remained over 95% during 2025, as it has for over a decade.
2025 Executive Compensation Highlights
Based on our overall operating environment and these results, the compensation committee took the following key actions with respect to the compensation of our NEOs for and in connection with 2025:
•Base Salary: Approved annual base salary increases for our CEO from $1,200,000 to $1,350,000. Our other NEOs had consistent base salaries to 2024.

•Cash Incentive Awards: Approved annual cash incentive and supplemental cash incentive awards totaling $2,804,775 for our CEO, $623,283 for each of Mr. Grant and Mses. Jacobson and Schenkein, $500,011 for Mr. Kundra and $258,995 for Mr. Kayyal.
•Long-Term Incentive Compensation: Granted long-term incentive compensation opportunities in the form of time-based restricted stock awards covering our Class A common stock and options to purchase shares of our Class A common stock, with an aggregate grant date fair value of approximately $23 million to Mr. Green and approximately $8 million to each of Mr. Grant, Ms. Jacobson, Mr. Kundra and Ms. Schenkein and approximately $11 million to Mr. Kayyal.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:

WHAT WE DO		WHAT WE DON’T DO
☑	Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors.	☒
No Executive Retirement Plans. We do not offer pension arrangements or retirement plans or arrangements to our executive officers that are different from or in addition to those offered to our other employees.

☑
Retain an Independent Compensation Advisor. The compensation committee engaged its own compensation advisor to provide information and analysis for its 2025 compensation review, and other advice on executive compensation independent of management. Other than the services performed for the compensation committee, this advisor performed no other consulting or other services for us in 2025.
☒
Limited Perquisites and Special Health or Welfare Benefits. We provide limited perquisites and health, welfare or other personal benefits to our executive officers, who generally participate in our broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

☑
Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation program does not encourage excessive or inappropriate risk-taking and that the level of risk that it does encourage is not reasonably likely to have a material adverse effect on us.
☒
No Stock Option Re-pricing. Our employee stock plan does not permit stock options or stock appreciation rights to be repriced to a lower exercise or strike price without the approval of our stockholders.

☑
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on our performance, as well as equity based, to align the interests of our executive officers and stockholders.
		☒	No Post-Employment Tax Payment Reimbursement. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change in control payments or benefits.
☑
Use a Pay-for-Performance Philosophy. The majority of our executive officers' compensation is linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each executive officer’s target total direct compensation dependent upon our stock price performance.
		☒	No Hedging or Pledging of Our Equity Securities. We prohibit our executive officers, the members of our board of directors and other employees from hedging or pledging our equity securities.
☑	Stock Ownership Guidelines. We maintain stock ownership guidelines that apply to our executive officers and non-employee members of our board of directors.
☑	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.
☑
Clawback Policy. Our board of directors adopted an SEC- and Nasdaq-compliant compensation recovery policy that allows us to recover erroneously awarded incentive-based compensation paid to an executive officer in connection with certain restatements of our financial statements.

Say-on-Pay Vote on Executive Compensation
In setting the form and amount of compensation for our NEOs, the compensation committee also considered the voting results from our most recent non-binding, advisory stockholder vote on the compensation of our NEOs (a “Say-on-Pay vote”) as well as feedback received from stockholders throughout the year. A majority of our stockholders voted to support our 2024 executive compensation program at our 2025 Annual Meeting of Stockholders and did not lead us to make any fundamental changes to our executive compensation program. Starting at this Annual Meeting, our board of directors will submit a non-binding, advisory vote on the compensation of our NEOs to our stockholders each year to foster the Company’s ethos of transparency and accountability. As such, we will conduct our next Say-on-Pay vote on the compensation of our NEOs at the Annual Meeting in connection with Proposal Two. The compensation committee will continue to consider stockholder feedback and the results of Say-on-Pay votes when making compensation decisions for our NEOs in the future.
Executive Compensation Philosophy
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•establish compensation opportunities that are competitive, reward performance and maintain internal equity;
•attract, motivate and retain highly talented executive officers; and
•align the interests of our executive officers with the interests of our stockholders to drive the creation of sustainable long-term value.
Executive Compensation Program Design
Our current practice is to combine a mixture of compensation elements that balance achievement of our short-term goals with the creation of sustainable long-term stockholder value. We provide short-term annual cash incentive award opportunities which focus on our yearly operating results, and we provide long-term incentive compensation opportunities in the form of equity awards. We do not have a specific policy on the percentage allocation between short-term and long-term incentive compensation elements.
Chief Executive Officer Compensation Philosophy
At The Trade Desk, our executive compensation philosophy is anchored in long-term stockholder value creation.

In 2021, the Company awarded a ten-year stock-based performance grant to our CEO, Jeff Green. This award vests only upon achievement of certain share price targets with the first two tranches having vested and the next tranche vesting at $145 and the highest tranche vesting at $340.

The compensation committee, in conjunction with outside advisors, annually evaluates the effectiveness of the CEO compensation program including evaluating whether to recommend an annual equity grant. We believe the Performance Option continues to be effective in incentivizing our CEO to drive innovation and strive for strong growth over the remainder of the ten-year term. We also recognize the importance of maintaining a baseline annual compensation level sufficient to provide consistent motivation as market conditions vary from year to year.

In 2023 and 2025, the compensation committee granted an annual equity award to our CEO. There were no such grants in 2022 or 2024. The compensation committee recommended and the board of directors approved an annual grant for Mr. Green in 2026 and the compensation committee may make a similar recommendation in subsequent years to ensure consistent alignment between CEO incentives and stockholder outcomes.

We recognize that our program differs from the “one size fits all” approach often promoted by major proxy advisory firms. In our view, these frameworks fail to account for the specific context and long-term vision of founder-led companies like The Trade Desk.

This long-term philosophy is not exclusive to our executive team. Across the Company, we prioritize stock-based compensation that vests over several years. This encourages employees to think and act like owners, because they are.
Executive Compensation Governance

Role of the Compensation Committee
The compensation committee reviews and sets the compensation of our executive officers, including our NEOs, and reviews and makes recommendations to our board of directors regarding the compensation of our non-employee directors. The compensation committee also reviews and approves or makes recommendations to our board of directors regarding our incentive compensation and equity-based plans and arrangements, including overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and our other executive officers. The compensation committee retains a compensation consultant (described below) to provide support in its review and assessment of our executive compensation program.
Compensation-Setting Process
The compensation committee reviews the compensation arrangements and determines the target total direct compensation opportunity for our executive officers, including our NEOs. A short-term annual cash incentive award plan for the upcoming fiscal year is adopted prior to the beginning of each year or in the first quarter of the applicable fiscal year. Equity awards are typically granted annually. In 2025, equity awards were granted to our executive officers, including our continuing NEOs in April. Base salary adjustments, if any, are generally effective at the beginning of January of each year.
The compensation committee does not use a single method or measure in arriving at its compensation decisions. When making its determinations with respect to the amount of each compensation element and approving each compensation element and the target total direct compensation opportunity for our executive officers, the compensation committee considers the following factors:
•our performance against the financial and operational objectives established by the compensation committee and our board of directors;
•each individual executive officer’s skills, experience and qualifications relative to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;
•the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team, all of which reflect our core values;
•annual compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation relative to peer company compensation levels and the compensation levels in selected broad-based compensation surveys; and
•the recommendations of our CEO with respect to the compensation of our other executive officers.
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.
Role of Chief Executive Officer
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management's perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation opportunities, long-term incentive compensation opportunities, program structures and other compensation-related matters for each of our executive officers (other than with respect to his own compensation).
The compensation committee reviews and discusses these recommendations and proposals with our CEO and considers them as one factor in determining the compensation for our executive officers, including our other NEOs. Our CEO recuses himself from, and is not present during, discussions and decisions regarding his own compensation.
Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2025, the compensation committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for senior executives and with the data analysis and selection of the compensation peer group. For 2025, the scope of Compensia’s engagement included, among other things:
•a review of our compensation philosophy and practices;
•the research, development, review, and updating of our compensation peer group;
•the review and analysis of the compensation for our executive officers, including our CEO and our other NEOs;
•the review of our incentive compensation plan design;
•the review and analysis of the compensation for our non-employee directors; and
•support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement include reporting directly to the compensation committee and to the compensation committee chair. Compensia also coordinates with our management for data collection and job matching for our executive officers. The compensation committee has evaluated Compensia’s independence pursuant to the listing standards of the Nasdaq and the relevant SEC rules and has determined that no conflict of interest has arisen as a result of the work performed by Compensia. In addition, the compensation committee evaluates the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors to ensure that their work for the compensation committee does not raise any conflicts of interest.
Competitive Positioning
For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of advertising technology, software as a service and other technology companies that are similar to us in terms of revenue, profitability, growth and market capitalization.
In 2025, with the assistance of Compensia, the compensation committee reviewed and updated our compensation peer group to reflect our market capitalization and revenue size, and account for acquisitions of peer companies. The companies in this compensation peer group were selected on the basis of their similarity to us, based on the following criteria:
•publicly traded companies;
•similar industry and competitive market for talent (advertising, software, data and Internet software and services);
•similar annual revenue size with a median of approximately $3 billion;
•similar market capitalization with a median of approximately $50 billion;
•product and business model similarity;
•high growth (generally greater than 15% growth over the last four fiscal quarters); and
•high market capitalization to revenue multiple and high market capitalization to EBITDA multiple.

As a result, in January 2025, the compensation committee approved a revised compensation peer group for 2025 consisting of the following companies:

Atlassian	Palo Alto Networks
Cadence Design Systems	Pinterest
Cloudflare	Salesforce
Datadog	Samsara
DocuSign	ServiceNow
Fair Isaac	Shopify
Fortinet	Snap
HubSpot	Snowflake
MongoDB	Workday
Okta	Zoom Communications
Palantir Technologies	Zscaler
The compensation committee uses data drawn from our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers, including base salary, target short-term annual cash incentive award opportunities and long-term incentive compensation.
Individual Compensation Elements
In 2025, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Compensation Element	Objective
Base Salary	Cash	Designed to attract and retain highly talented executives by providing fixed compensation amounts that are competitive in the market and reward performance
Short-Term Cash Incentive Awards	Cash
Designed to motivate our executives to achieve annual business objectives and provide financial incentives when we meet or exceed these annual objectives. In addition, we may from time to time design supplemental incentive plans to incentivize the achievement of specified business objectives in a shorter time frame than one year, including, without limitation, the fourth quarter incentive plan implemented in 2025 as discussed below.

Long-Term Incentive Compensation	Equity awards in the form of restricted stock awards covering shares of our Class A common stock and options to purchase shares of Class A common stock	Designed to align the interests of our executives and our stockholders by motivating our executives to create sustainable long-term stockholder value
Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs, and is an important element of compensation intended to attract and retain highly talented individuals.
Using the competitive market data provided by Compensia, the compensation committee reviews and determines appropriate adjustments to the base salaries for each of our executive officers, including our NEOs, as part of its annual executive compensation review. Generally, the compensation committee sets the base salaries of our executive officers with reference to the competitive range of the market median of our compensation peer group and relevant executive compensation survey data, and considers the factors described in “Executive Compensation Governance—Compensation-Setting Process” above.
In January 2025, the compensation committee approved the 2025 annual base salaries for our executive officers, including our NEOs, as follows: $1,350,000 for Mr. Green and $600,000 for Mr. Grant and each of Mses. Schenkein and Jacobson. In addition, the compensation committee approved 2025 annual base salaries for Mr. Kayyal and Mr. Kundra of $600,000 at the time of their appointments. In making these decisions, the compensation committee considered the factors described in “Executive Compensation Governance—Compensation-Setting Process” above and reviewed data drawn from the compensation peer group as approved in January 2025 and relevant executive compensation survey data. The 2025 annual base salaries for our NEOs were generally consistent with 2024 annual base salaries for NEOs, apart from Mr. Green, and were set as follows:

Name and Principal Position	2024 Annual Base Salary ($)	2025 Annual Base Salary ($)
Jeff T. Green	1,200,000	1,350,000
Chief Executive Officer
Alex Kayyal	—	600,000
Former Chief Financial Officer
Jay R. Grant	600,000	600,000
Chief Legal Officer
Samantha Jacobson	600,000	600,000
Chief Strategy Officer
Vivek Kundra	—	600,000
Chief Operating Officer
Laura Schenkein	600,000	600,000
Former Chief Financial Officer
The annual base salaries paid to our NEOs for 2025 are set forth in “Information Regarding Compensation of Executive Officers and Non-Employee Directors—2025 Summary Compensation Table.”
Short-Term Cash Incentive Awards
We use a short-term annual cash incentive award plan to motivate our executive officers, including our NEOs, to achieve our key annual business objectives. In January 2025, the compensation committee adopted a short-term annual cash incentive plan for 2025 (the “2025 Cash Incentive Plan”) to provide financial incentives for us to meet or exceed the revenue targets established under our 2025 annual operating plan. The short-term annual cash incentive award payments are paid to our NEOs in quarterly installments no later than 60 days following the end of the applicable calendar quarter assuming the underlying performance measure is achieved for that quarter. Such quarterly installments are subject to a quarterly cap of 40% of the annual target with any cumulative overperformance paid out in the fourth quarter payment and the NEO’s continued employment through the end of the applicable calendar quarter.

In addition, in October 2025, the compensation committee approved a 2025 Supplemental Executive Bonus Plan (“Supplemental Incentive Plan”) to incentivize strong performance in the fourth quarter of 2025. Based on projections made at the beginning of the fourth quarter of 2025, the compensation committee determined it was necessary to provide additional incentive for engagement and achievement during the fourth quarter of 2025.

Finally, in addition to the 2025 Cash Incentive Plan and Supplemental Incentive Plan, in connection with the commencement of employment for each of Messrs. Kayyal and Kundra, we paid to them a $600,000 signing bonus.
Target Annual Cash Incentive Award Opportunities
The target short-term annual cash incentive award opportunities for our executive officers, including our NEOs, were recommended to the compensation committee by our CEO (except with respect to his own target short-term annual cash incentive award opportunity), and approved by the compensation committee. The determination of target short-term annual cash incentive award opportunities was based on the factors described in “Executive Compensation Governance—Compensation-Setting Process” above and a review of data drawn from the compensation peer group as approved in January 2025 and relevant executive compensation survey data.
In January 2025, the compensation committee approved the target short-term annual cash incentive award opportunities for 2025 for our executive officers, including our NEOs, other than for Messrs. Kundra and Kayyal, whose award opportunities were approved in March 2025 and August 2025, respectively, and Mr. Green whose target was approved by the board of directors. As a percentage of base salary, the target short-term annual cash incentive award opportunities were as follows: 200% for Mr. Green and 100% for Messrs. Grant, Kundra and Kayyal and Mses. Schenkein and Jacobson. Mr. Kundra’s and Mr. Kayyal’s short-term annual cash incentive awards were pro-rated based on their employment commencement dates of March 31, 2025, and August 21, 2025, respectively.
Annual Cash Incentive Plan Performance Measure
For purposes of the 2025 Cash Incentive Plan, the compensation committee, upon the recommendation of our CEO, selected revenue as the corporate performance measure for determining the annual cash incentive awards for our executive officers, including our NEOs, for the year. The compensation committee selected this performance measure based on its belief that revenue was the financial metric that was most important to our stockholders in 2025.
Annual Cash Incentive Plan Formula
For purposes of the 2025 Cash Incentive Plan, target short-term annual cash incentive award payments were determined based on a bonus factor applied against our actual revenue generated for the year.
The bonus factor for our CEO was set at 0.02004% of revenue if our revenue for the year was at least $2,695 million. The bonus factor increased with each incremental $15 million in revenue between $2,695 million and $2,995 million; further increase occurred with each incremental $8 million in revenue between $2,995 million and $3,059 million, at which point the bonus factor was set at 0.22066% of our total revenue. Our target performance level for 2025 was $2,935 million of revenue, producing a bonus factor of 0.09199%, which would result in a target short-term annual cash incentive award payment of approximately $2,700,000 for our CEO (i.e., 200% of annual base salary for Mr. Green).
The bonus factor for each of our other NEOs was set at 0.00445% of revenue if our revenue for the year was at least $2,695 million. The bonus factor increased with each incremental $15 million in revenue between $2,695 million and $2,995 million; further increase occurred with each incremental $8 million in revenue between $2,995 million and $3,059 million, at which point the bonus factor was set at 0.04904% of our total revenue. Our target performance level for 2025 was $2,935 million of revenue, producing a bonus factor of 0.02044%, which would result in a target short-term annual cash incentive award payment of approximately $600,000 for each NEO (i.e., 100% of annual base salary for each of Messrs. Grant, Kundra and Kayyal and each of Mses. Schenkein and Jacobson, with Mr. Kundra’s and Mr. Kayyal’s targets pro-rated from their employment commencement dates).
In addition to the above formula, under the Supplemental Incentive Plan, for every additional $1 million in revenue above $830 million during the fourth quarter of 2025, each executive’s bonus would be increased by an additional 1%, which was intended to provide our NEOs with a strong and meaningful incentive to close the revenue gap between our projections and our financial goals provided under the 2025 Cash Incentive Plan. The supplemental bonus was capped such that it remained in effect only until full-year revenue reached $2,935 million; no additional supplemental bonus was payable beyond that threshold.
Annual Cash Incentive Award Payments
Based on $2,896 million of annual revenue and an averaged bonus factor of 0.08119% and 0.01804% for Mr. Green and the other NEOs, respectively, the aggregate actual payments earned under the 2025 Cash Incentive Plan, as paid on a quarterly basis, were $2,351,404 for Mr. Green and $522,534 for each of Mr. Grant and Mses. Jacobson and Schenkein. Mr. Kundra and Mr. Kayyal earned pro-rated 2025 Cash Incentive Plan award payments of $419,188 and $217,130, respectively. The 2025 Cash Incentive Plan award payments made to our NEOs for 2025 are included in “Information Regarding Compensation of Executive Officers and Non-Employee Directors—2025 Summary Compensation Table.”
Supplemental Incentive Plan Award Payments
Based on $847 million of Q4 2025 revenue, the target revenue amount of $830 million was surpassed by approximately $17 million resulting in incremental Supplemental Incentive Plan award payments earned at approximately 16.79% of our

CEO’s and our other NEO’s respective target annual 2025 Cash Incentive Plan awards payments. As a result, incremental Supplemental Incentive Plan award payments were earned in Q4 2025 in the amounts of $453,371 for Mr. Green and $100,749 for each of Mr. Grant and Mses. Jacobson and Schenkein. Mr. Kundra and Mr. Kayyal earned pro-rated Supplemental Incentive Plan award payments of $80,823 and $41,865, respectively. The Supplemental Incentive Plan award payments made to our NEOs for 2025 are included in “Information Regarding Compensation of Executive Officers and Non-Employee Directors—2025 Summary Compensation Table.”
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. Equity awards also help us retain qualified executive officers in a competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted by the compensation committee, subject to approval by the board of directors for grants to Mr. Green. The amount and forms of such equity awards are determined by the compensation committee after considering the factors described in “Executive Compensation Governance—Compensation-Setting Process” above and reviewing data drawn from the compensation peer group, as approved in January 2025. Equity awards are granted to align management interests with that of our stockholders, as management is only rewarded when there is an increase in stockholder value. Multi-year vesting is used for such equity awards for retention purposes and to foster long-term alignment with stockholder interests. The amounts of the equity awards are also intended to provide competitively-sized awards and resulting target total direct compensation opportunities at the 75th percentile relative to the competitive market for similar roles and positions for our executive officers as a group, taking into consideration business results, internal equity, experience and individual performance.
2025 Equity Awards
In April 2025, the compensation committee determined that the equity awards to be granted to our executive officers, including our NEOs, should be in the form of time-based restricted stock awards for shares of our Class A common stock (“RSAs”) and options to purchase shares of our Class A common stock (“Stock Options”).
In April 2025, the compensation committee approved a target equity amount of $10.5 million for each of Mses. Jacobson and Schenkein and Mr. Grant split evenly between RSAs and Stock Options, and the board of directors approved a target equity amount, as recommended by the compensation committee, of $30 million for Mr. Green, split evenly between RSAs and Stock Options. The quantity of equity awards granted was based on the average closing stock price for a share of our Class A common stock for 45 consecutive trading days ending on, and including, the grant dates. Based on this methodology, in April 2025, Mses. Jacobson and Schenkein and Mr. Grant were each granted 82,378 of RSAs and options to purchase 157,515 shares of our Class A common stock, with an aggregate fair value of $8,113,076, and Mr. Green was granted 235,367 of RSAs and 450,045 options to purchase shares of our Class A common stock, with an aggregate fair value of $23,180,335.
The RSAs granted to Messrs. Green and Grant and Mses. Jacobson and Schenkein vest in equal quarterly installments over a four-year period, with 1/16th of the shares subject thereto vesting on August 15, 2025, and 1/16th of the shares subject thereto vesting on each quarterly anniversary thereafter, contingent upon the NEO remaining continuously employed by us through each applicable vesting date.
The stock options granted to Messrs. Green and Grant and Mses. Jacobson and Schenkein vest and become exercisable over a four-year period, with 1/48th of the shares subject thereto vesting on each monthly anniversary of the applicable vesting commencement date, contingent upon the NEO remaining continuously employed by us through each applicable vesting date. The stock options granted to our NEOs are intended to qualify as “incentive stock options” to the maximum extent permitted under the applicable tax regulations.
The compensation committee granted equity awards to our new NEOs, Messrs. Kayyal and Kundra, in connection with the timing of their appointments in August 2025 and March 2025, respectively. Commensurate with our other NEOs, the grants were split evenly between RSAs and Stock Options. The compensation committee and the board of directors approved target equity amounts of $15 million and $12.5 million for Messrs. Kayyal and Kundra, respectively. Mr. Kayyal was granted 102,655 of RSAs and options to purchase 206,270 shares of our Class A common stock, with an aggregate fair value of $10,738,085. Mr. Kundra was granted 82,312 of RSAs and options to purchase 160,792 shares of our Class A common stock, with an aggregate fair value of $8,079,820.

The RSAs granted to Messrs. Kayyal and Kundra were expected to vest as follows: one-fourth (1/4th) of the shares subject thereto on August 15, 2026 and May 15, 2026 (respectively), and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEO’s remaining continuously employed by us through each applicable vesting date.
The stock options granted to Messrs. Kayyal and Kundra were expected to vest and become exercisable as follows: one-fourth (1/4th) of the shares of Class A common stock subject thereto vest on the first anniversary of the vesting commencement dates set forth above for the RSAs and with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto vesting on each monthly anniversary thereafter, subject to the applicable NEO’s remaining continuously employed by us through each applicable vesting date.
Refer to “Information Regarding Compensation of Executive Officers and Non-Employee Directors—Executive Compensation Arrangements” for further information regarding the impact of the separation of Mr. Kayyal and Ms. Schenkein on their equity awards.
These equity awards were granted pursuant to the terms and conditions of The Trade Desk, Inc. 2025 Incentive Award Plan (the “2025 Incentive Award Plan”), which was an amendment and restatement of the 2016 Incentive Award Plan (the “2016 Incentive Award Plan”). Information regarding this amendment and restatement can be found in our proxy statement filed with the SEC on April 9, 2025, for the annual meeting of stockholders that occurred on May 27, 2025.
Mr. Kayyal also received grants of time-based restricted stock units for shares of our Class A common stock (“RSUs”, together with RSAs, “Restricted Stock”) and Stock Options in connection with his appointment to our board of directors in February 2025 and RSUs and Stock Options as a part of our ongoing board compensation practices in May 2025, including RSUs and Stock Options in lieu of cash fees, as described in “Information Regarding Compensation of Executive Officers and Non-Employee Directors—Executive Compensation Arrangements-Director Compensation.” Upon Mr. Kayyal’s appointment to CFO in August 2025, RSUs and Stock Options that were unvested were forfeited for no consideration (and in lieu of his director equity, he received RSAs and Stock Options in connection with his CFO role, as described above).
The equity awards granted to our NEOs in 2025 are set forth in “Information Regarding Compensation of Executive Officers and Non-Employee Directors—2025 Summary Compensation Table,” and “Information Regarding Compensation of Executive Officers and Non-Employee Directors—2025 Grants of Plan-Based Awards Table.”
2021 CEO Performance Option
In recognition of the pivotal role Mr. Green has played in our growth and success since our founding and our initial public offering, our board of directors approved the grant of a market-based performance stock option (the “Performance Option”) to Mr. Green in October 2021. The Performance Option is a long-term, stockholder-aligned incentive that is intended to provide significant motivation to Mr. Green to continue to concentrate his efforts on building our business in a manner that ensures sustainable long-term valuation creation for our stockholders. To this end, the compensation committee, with the assistance of Compensia, designed the Performance Option such that it will only vest (and become exercisable) if the price per share of our Class A common stock reaches certain ambitious price goals, with the number of shares vesting (and becoming exercisable) for each tranche increased or decreased depending on our Class A common stock’s performance relative to the Nasdaq-100 Index, as further described below. With this design, the Performance Option only vests at ambitious targets where our stockholders have already accrued significant market value after the date of grant.
Under the Performance Option, if pre-established per share stock price targets for our Class A common stock (ranging from $90.00 to $340.00 per share) are achieved and certain other vesting conditions are satisfied, Mr. Green may purchase 16,000,000 shares of our Class A common stock (at target), subject to adjustment as discussed below. The exercise price for the Performance Option is $68.29 per share, which was the closing price of our Class A common stock on October 6, 2021, the grant date of the Performance Option. The number of shares of our Class A common stock otherwise purchasable under each vesting tranche of the Performance Option may be increased or decreased from target by up to 20% based on the relative TSR of our Class A common stock as compared to the TSR of the Nasdaq-100 Index. The resulting number of shares as so adjusted is referred to herein as the “Eligible Option Shares.”
The Performance Option was granted under the 2016 Incentive Award Plan. The shares of our Class A common stock subject to the Performance Option vest and become exercisable in eight tranches over a ten-year term following certification by our board of directors to the extent that the average closing price per share of our Class A common stock on the Nasdaq Global Select Market measured over any 30-consecutive-trading-day period equals or exceeds the applicable per-share stock price target, as set forth in the following table, subject to adjustment for dividends, stock splits, combinations, reorganizations, reclassifications, or similar events (the “Stock Price Achievements”):

		Number of Shares Subject to Performance Option
Vesting Tranche	Stock Price Achievement Vesting Condition ($)	<50th Percentile against Nasdaq‑100 Index	Target Shares(1)	>75th Percentile against Nasdaq‑100 Index
1	90.00	1,600,000	2,000,000	2,400,000
2	115.00	1,600,000	2,000,000	2,400,000
3	145.00	1,600,000	2,000,000	2,400,000
4	185.00	1,600,000	2,000,000	2,400,000
5	225.00	1,600,000	2,000,000	2,400,000
6	260.00	1,600,000	2,000,000	2,400,000
7	300.00	1,600,000	2,000,000	2,400,000
8	340.00	1,600,000	2,000,000	2,400,000
(1) If the applicable Stock Price Achievement falls between the 50th and 75th percentiles of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest (and become exercisable) will be interpolated on a linear basis, as described below.
The number of Target Shares set forth in the table above may be increased or decreased, based on the greatest result of three tests tied to our stock price performance relative to performance of the companies comprising the Nasdaq‑100 Index as of the grant date. The number of Eligible Option Shares that will vest with respect to each Vesting Tranche if the applicable Stock Price Achievement is met will be 2,000,000 shares, with the possibility of an adjustment (either an increase or a decrease) of up to 400,000 shares for each respective Vesting Tranche. If the applicable Stock Price Achievement falls above the 75th percentile of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be increased by 400,000 shares. If the applicable Stock Price Achievement falls below the 50th percentile of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be decreased by 400,000 shares. If the applicable Stock Price Achievement falls between the 50th and 75th percentiles of the Nasdaq-100 Index, the number of Eligible Option Shares that will vest will be adjusted using linear interpolation between a 0% adjustment (at the 50th percentile) and a +20% adjustment (at the 75th percentile).
For the first four years following the date of grant of the Performance Option, the Eligible Option Shares would have vested (and would have become exercisable) with respect to each Vesting Tranche subject to Mr. Green’s continued service as our CEO as of the applicable vesting date; thereafter, the Eligible Option Shares vest (and become exercisable) with respect to each Vesting Tranche subject to Mr. Green’s continued service as of the applicable vesting date as our CEO or in another role to be determined by our board of directors. In the event of a Change in Control (as defined in the 2016 Incentive Award Plan) that occurs prior to the full vesting of the Performance Option, the number of Eligible Option Shares that will vest will be determined based on the per-share consideration for the Class A common stock received in such Change in Control, as determined by the compensation committee, in accordance with the table above, using linear interpolation in the event such per-share consideration is between the levels in the table above. Any remaining shares will be forfeited as of immediately prior to such Change in Control.
In the event of a Qualifying Termination (as defined in the Performance Stock Option Award Agreement for the Performance Option (the “Award Agreement”)) that occurs prior to the full vesting of the Performance Option, the applicable vesting period will continue for nine months from the date of the Qualifying Termination, with the Eligible Option Shares being eligible to vest in the event the applicable stock price goal is achieved during such extended vesting period, and any remaining unvested shares will be forfeited as of nine months following the Qualifying Termination.
In the event of a termination of employment due to death or disability (as defined in the Award Agreement) that occurs prior to the full vesting of the Performance Option and that occurs on or before the four-year anniversary of the grant date, the number of Eligible Option Shares that vest would have been determined by measuring the Stock Price Achievement through the date of cessation of continued service, and, if such Stock Price Achievement were less than the stock price goal for the lowest unvested tranche but greater than the next lowest tranche, a number of Eligible Option Shares would vest, calculated using linear interpolation between the Stock Price Achievement through the cessation date and the stock price goal of the next lowest tranche (the “Incrementally Achieved Goal”). Any remaining unvested shares, including the remaining unvested shares in the tranche of the Incrementally Achieved Goal, would have remained eligible for vesting pursuant to the Qualifying Termination provision in the Award Agreement. In the event of a termination of employment due to death or disability (as defined in the Award Agreement) that occurs prior to the full vesting of the Performance Option and after the four-year anniversary of the grant date, the Target Shares for the lowest unvested tranche will fully vest as of the date of cessation, without application of the relative TSR modifier. Any remaining unvested shares remain eligible for vesting pursuant to the Qualifying Termination provision in the Award Agreement, as described above.

Without limiting the applicability of the Company’s Policy for Recovery of Erroneously Awarded Compensation (described below), in the event of a material restatement of our financial statements during the term of the Performance Option, Eligible Option Shares will be subject to a clawback at the board of directors’ discretion if then-applicable law or the rules or listing standards of the applicable national securities exchange include a clawback provision, Mr. Green knowingly and intentionally engaged in gross misconduct that led to such restatement, and if, as a result of such restatement, one or more Stock Price Achievements was achieved that otherwise would not have been achieved. All shares of our Class A common stock acquired upon exercise of the Eligible Option Shares are subject to a one-year holding period that begins on the date that the related option tranche vested (the “Holding Period”), subject to exceptions for dispositions of shares in connection with an exercise of the Eligible Option Shares solely to cover withholding tax obligations in connection with such exercise and transfers to Mr. Green’s immediate family (as defined in the Award Agreement), for estate planning purposes, or in connection with charitable or philanthropic activities. The term of the applicable Holding Period will continue to apply following such permitted transfers.
As of the date of this Proxy Statement, 4,800,000 Eligible Option Shares related to Vesting Tranches 1 and 2 vested in 2021 and 2024, respectively, based on the achievement of the stock price goals discussed above. No other Stock Price Achievement has occurred.
Employee Benefits
Our executive officers, including our NEOs, are eligible to receive the same employee benefits that are generally available to all our full-time employees, subject to the satisfaction of certain eligibility requirements. These benefits include health and welfare plans, paid time off, an Employee Stock Purchase Plan (excluding Mr. Green), and a Section 401(k) retirement savings plan. We match 75% up to 6% of pay contributed to the Section 401(k) retirement savings plan each year. Other benefits include cell phone allowances to enable a hybrid work environment. Our executive officers, including our NEOs, are eligible to participate in these plans on the same terms as other full-time employees. Our NEOs are also eligible for certain executive-only health benefits. In structuring these benefit programs, we seek to provide an aggregate level of benefits that are comparable to those provided by similar companies.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our executive officers, including our NEOs, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, for recruitment and retention purposes or to ensure their safety and security.
To address safety concerns given Mr. Green’s position as our founder and CEO and his importance to the Company, we have paid for costs related to certain security services for Mr. Green, which we believe represent reasonable and necessary business expenses for the benefit of the Company. Although we do not consider the provision of security services to be a personal benefit to Mr. Green, we have included the aggregate incremental cost to the Company of providing these services in the “All Other Compensation” column of the 2025 Summary Compensation Table below.
Personal Aircraft Travel
We maintain fractional ownership interests in aircraft, which provide the Company with a certain number of annual flight hours intended primarily for business travel. As we own an interest in and maintain these aircraft for business purposes, we believe it is reasonable to afford our Chief Executive Officer limited personal use of the company aircraft consistent with regulations of the Internal Revenue Service, the SEC and the Federal Aviation Administration.
Pursuant to an aircraft use policy overseen by our compensation committee, which sets forth the guidelines and procedures for the personal use of company aircraft, Mr. Green is required to reimburse the Company for all aggregate incremental costs incurred in connection with the personal use of company aircraft. The aggregate incremental costs are based on the cost to us of the particular flights, including the applicable hourly rate for the aircraft and any variable costs of the flights, such as fuel costs, ground transportation and related taxes. The amount reimbursed excludes fixed costs that do not change based on actual usage, such as the monthly management fee.
No amounts are reported in the 2025 Summary Compensation Table for this aircraft use by Mr. Green since the amounts equal to the aggregate incremental costs were fully reimbursed to us by Mr. Green.
In the future, we may provide perquisites or other personal benefits in limited circumstances. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Other Compensation Policies and Practices
Insider Trading Policy
We have adopted our insider trading policy to govern the purchase, sale and other dispositions of our securities by directors, officers and employees. These policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.
Our insider trading policy provides that our employees, including our executive officers, and the non-employee members of our board of directors may not trade any type of security while in possession of material, non-public information (“MNPI”) relating to such security, whether the issuer of such security is the Company or any other company. In addition, our insider trading policy prohibits the purchase or sale of any security of the Company during specified restricted periods that begin on the 14th calendar day before the end of any fiscal quarter and generally end after the first full trading day after the public release of our earnings data. There are limited exceptions to these restricted trading periods, such as exercises of stock options without a market sale or trades made pursuant to an established plan intended to satisfy the affirmative defense conditions of Rule 10b5-1(c) of the Exchange Act. Our insider trading policy includes restrictions regarding direct or indirect communications of MNPI to anyone outside the Company. Our insider trading policy also prohibits all of our employees, executive officers and directors from engaging in derivative securities transactions, including hedging, with respect to our equity securities and from pledging our equity securities as collateral for a loan or holding our securities in a margin account.
The foregoing summary of our insider trading policy and procedures is not complete and is qualified by reference to our full insider trading policy, a copy of which can be found as an exhibit to our Annual Report on Form 10-K for the fiscal year 2025 filed with the SEC on February 27, 2026.
Equity Award Timing Policies and Practices

Grants of our equity awards, including Stock Options, including for our NEOs, are generally based upon a predetermined schedule each year as a part of the annual compensation process described above in “Executive Compensation Governance” and “Long-Term Compensation.” If additional long-term incentive compensation is determined to be appropriate, our board of directors, compensation committee or applicable designee approves any annual grants of Stock Options for continuing employees in the first or second fiscal quarter commensurate with the prescheduled board and committee meetings. The grant dates of these Stock Options are generally selected so as not to be within a short period of time, as described in the SEC’s Staff Accounting Bulletin 120 (“SAB 120”), prior to the release of MNPI such as on Forms 8-K, 10-Q or 10-K. Grants of Stock Options may occur at other times during the year due to business needs, such as for newly hired employees or officers or newly appointed board members.

The board of directors, compensation committee, or applicable designee does not anticipate the timing of disclosure of MNPI when determining the timing and terms of such awards, and we do not time the release of MNPI for the purpose of affecting the value of executive compensation. In the event MNPI becomes known to us before granting an equity award, we will consider such information and use our business judgment to determine whether to delay the grant of equity to avoid any appearance of impropriety. Generally, exercise prices are based on the closing price of the underlying common stock on the grant date, subject to the applicable rules for NSOs and ISOs under the 2025 Incentive Award Plan. Vesting dates for Stock Options typically follow a standard monthly cadence, or follow a one-year anniversary following employment commencement, and are not timed to anticipate the release of MNPI.
During fiscal year 2025, we did not grant Stock Options, stock appreciation rights, or similar option‐like instruments to our NEOs during the four business days prior to or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that discloses MNPI.
Stock Ownership Guidelines
We maintain stock ownership guidelines to promote share ownership by our executive officers. Under the guidelines, our executive officers are to attain and maintain a minimum share ownership level of our common stock equal to a multiple of his or her base salary within the later of five years of becoming an executive officer, or December 31, 2023, as follows:

Position	Ownership Requirement
Chief Executive Officer	6x Annual Base Salary
Other Executive Officers	1x Annual Base Salary
At December 31, 2025, all of the covered individuals are either in compliance with our stock ownership guidelines or have a period of time remaining to meet the required ownership level.

Compensation Recovery (“Clawback”) Policy
Our board of directors has adopted the Company’s Policy for Recovery of Erroneously Awarded Compensation (“clawback policy”), effective as of October 2, 2023, applicable to our current and former executive officers, as defined in Exchange Act Rule 10D-1(d), in accordance with SEC rules and the applicable Nasdaq listing standards. This clawback policy applies to incentive-based compensation that is granted, earned or vested wholly or in part upon attainment of one or more financial reporting measures (each, “Financial Reporting Measure”) that is received by an executive officer (1) after beginning service as an executive officer, (2) who served as an executive officer at any time during the performance period for that compensation and (3) during the three completed fiscal years immediately preceding the date on which the Company concludes, or reasonably should have concluded, that the Company is required to prepare a restatement with respect to any such Financial Reporting Measure. The clawback policy provides that, in the event of a restatement of our financial statements due to material noncompliance with financial reporting requirements, the administrator of the clawback policy will recover (subject to limited exceptions) the amount (as determined on a pre-tax basis) of incentive-based compensation erroneously received by an executive officer (i.e., in the event that the amount of such compensation was calculated based on the achievement of certain financial results that were subsequently revised due to the restatement, and the amount of the incentive-based compensation that would have been earned by such executive officer had the financial results been properly reported would have been lower than the amount actually paid).
Tax and Accounting Considerations
Deductibility of Executive Compensation
While we may take into account deductibility of compensation when making compensation decisions, our compensation committee believes that stockholder interests are best served if our compensation committee retains maximum flexibility to design an executive compensation program that meets stated business objectives. Therefore, our compensation committee has approved base salaries and other compensation awards for our executive officers that may not be fully deductible because of the deduction limit of Section 162(m) and expects in the future to approve additional compensation that is not deductible for federal income tax purposes.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.
Compensation Risk Assessment
Our compensation committee assesses and considers the potential risks associated with the compensation program for our executive officers and employees. Based upon this assessment, our compensation committee believes that our compensation plans, policies and practices for our NEOs and other employees do not create risks that are reasonably likely to have a material adverse effect on our Company.

INFORMATION REGARDING COMPENSATION OF
EXECUTIVE OFFICERS AND NON-EMPLOYEE DIRECTORS
Executive Compensation
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned program summarized in this discussion.
2025 Summary Compensation Table
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid or awarded to or earned by our NEOs during the fiscal years ended December 31, 2025, 2024 and 2023 (or shorter period during which they were NEOs, as applicable).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Jeff T. Green	2025	1,350,000	—	11,589,471	11,590,864	2,804,775	96,473	27,431,583
Chief Executive Officer	2024	1,200,000	—	—	—	5,195,318	360,981	6,756,299
	2023	1,000,000	—	13,096,634	13,097,280	4,777,916	34,631	32,006,461
Alex Kayyal (5)	2025	218,630	600,000	5,677,047	5,677,495	258,995	508,636	12,940,803
Former Chief Financial Officer
Jay R. Grant	2025	600,000	—	4,056,293	4,056,783	623,283	37,440	9,373,799
Chief Legal Officer	2024	600,000	—	4,870,199	4,870,268	1,298,829	33,119	11,672,415
	2023	575,000	—	4,714,781	4,714,995	1,373,651	33,885	11,412,312
Samantha Jacobson	2025	600,000	—	4,056,293	4,056,783	623,283	26,773	9,363,132
Chief Strategy Officer	2024	600,000	—	4,870,199	4,870,268	1,298,829	23,667	11,662,963
Vivek Kundra (6)	2025	453,699	600,000	4,039,873	4,039,947	500,011	19,346	9,652,876
Chief Operating Officer								—
Laura Schenkein (7)	2025	600,000	—	4,056,293	4,056,783	623,283	1,223,709	10,560,068
Former Chief Financial Officer	2024	600,000	—	4,870,199	4,870,268	1,298,829	24,504	11,663,800
	2023	521,329	—	4,928,457	4,928,599	1,102,061	24,833	11,505,279
(1)Amounts reported reflect the aggregate grant-date fair value of the RSAs or RSUs granted to our NEOs during 2025, 2024 and 2023, as applicable, calculated in accordance with ASC Topic 718. Such aggregate grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions and were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. Additional information regarding these RSAs or RSUs, as applicable, is set forth in the “2025 Grants of Plan-Based Awards Table” and the “2025 Outstanding Equity Awards at Fiscal Year End Table.” For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on February 27, 2026 (the “2025 Annual Report”). The amounts reported in this column reflect the accounting cost for the RSAs or RSUs and do not correspond to the actual economic value that may be received by the NEOs upon the vesting or settlement of the RSAs or RSUs.
(2)Amounts reported reflect the aggregate full grant-date fair value of the Stock Options granted to our NEOs during 2025, 2024 and 2023, as applicable, calculated in accordance with ASC Topic 718. The aggregate grant-date fair values for the Stock Options were based on the Black-Scholes option valuation methodology. Such aggregate grant-date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. Additional information regarding these Stock Options is set forth in the “2025 Grants of Plan-Based Awards Table” and the “2025 Outstanding Equity Awards at Fiscal Year End Table.” For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report. The amounts reported in this column reflect the accounting cost for the Stock Options and do not correspond to the actual economic value that may be received by our NEOs upon the exercise of the Stock Options.
(3)Amounts reported represent cash incentive awards earned by our NEOs under our short-term annual cash incentive award plan, and with respect to 2025, under our Supplemental Incentive Plan. For additional information about the payments made in 2025, see “Compensation Discussion and Analysis—Individual Compensation Elements—Short-Term Cash Incentive Awards.” 2025 amounts reported include $2,351,404, $217,130, $522,534, $522,534, $419,188 and $522,534 for Mr. Green, Mr. Kayyal, Mr. Grant, Ms. Jacobson, Mr. Kundra and Ms. Schenkein, respectively, under the 2025 Cash Incentive Plan. 2025 amounts reported also include $453,371, $41,865, $100,749, $100,749, $80,823 and $100,749 for Mr. Green, Mr. Kayyal, Mr. Grant, Ms. Jacobson, Mr. Kundra and Ms. Schenkein, respectively, under the Supplemental Incentive Plan. Ms. Schenkein’s 2023 non-equity incentive compensation payment of $1,102,061 reflects the proration of her salaries and bonus targets from her prior roles in 2023 as Executive Vice President, Financial Planning & Analysis and Senior Vice President, Financial Planning & Analysis.
(4)Amounts reported represent our Section 401(k) matching contributions for our NEOs, cell phone and internet allowances, term life insurance and executive health benefits. Additionally, for Mr. Green, the 2025 and 2024 amounts reported included $69,937 and $336,163, respectively, paid by us for his personal security arrangements under our Global Security & Resilience Program. For more information regarding these security arrangements, see the section entitled “—Compensation Discussion and Analysis—Perquisites and Other Personal Benefits” above. For Mr. Green, the 2023 amount reported included the following items: (i) a tax equalization payment in connection with the International Assignment Agreement in the amount of $6,541 and (ii) an income tax gross up bonus in connection with such tax equalization payment in the amount of $3,950. In addition to Section 401(k) matching contributions, cell phone and internet allowances, term life insurance and executive health benefits, the amount for Mr. Kayyal also included $400,000 for relocation expenses. Additionally, amounts for Mr. Kayyal for 2025 include: (i) $25,753 for the cash forgone by Mr. Kayyal due to his election to receive equity awards in lieu of cash for his director retainer fees pursuant to the Company’s non-employee director compensation policy as described in more detail below before he commenced services as our CFO in August 2025; and (ii) $75,000 in cash as a member of a special committee of the board of directors. On February 14, 2025, Mr. Kayyal elected to be granted 57 RSUs and 124 Stock Options for his prorated annual director retainer fees with grant date fair values of $4,569 and $4,640, respectively, calculated in accordance with ASC Topic 718. On May 27, 2025, Mr. Kayyal elected to be granted 422 RSUs and 807 Stock Options for his annual retainer fees with grant date fair values of $32,097 and $32,105, respectively, calculated in accordance with ASC Topic 718. In addition, amounts for Ms. Schenkein for 2025 also included (i) $1,000,000 relating to ten months of salary and target bonus in connection with her separation agreement with the Company, (ii) $71,754 related to attorneys’ fees in negotiating her separation agreement, (iii) $46,154 payment of unused sabbatical perquisite benefits paid out upon her termination; and (iv) $69,231 of payment related to accrued vacation through the date of termination of employment. In addition to the foregoing, we approved a ten-month equity acceleration of unvested Restricted Stock and Stock Options held by Ms. Schenkein as if Ms. Schenkein had remained an employee through October 31, 2026, which resulted in an original grant date fair value acceleration of $5,878,074 that was recognized in the year ended December 31, 2025.
(5)Mr. Kayyal was appointed as our CFO effective as of August 21, 2025, and ceased serving as our CFO effective as of January 24, 2026. His 2025 base salary and short-term cash incentive compensation payments were pro-rated to reflect his pro-rata service in 2025 as our CFO. Mr. Kayyal received a signing bonus of $600,000 in 2025 in connection with his appointment as our CFO.
(6)Mr. Kundra was appointed as our COO effective as of March 31, 2025. His 2025 base salary and short-term cash incentive compensation payments were pro-rated to reflect his pro-rata service in 2025 as our COO. Mr. Kundra received a signing bonus of $600,000 in 2025 in connection with his appointment as our COO.
(7)Ms. Schenkein ceased serving as our CFO effective as of August 21, 2025. Her 2025 base salary and short-term annual cash incentive payments reflect her service in 2025 as our CFO, after which she transitioned to a Senior Advisor role through December 31, 2025.

2025 Grants of Plan-Based Awards Table
The following table provides information about the plan-based awards granted in 2025 to each of our NEOs.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target		All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock Options and Awards
Name		($)(1)		(#)	(#)	($/Sh)	($)(2)
Jeff T. Green	N/A	2,700,000	(3)	—	—	—	—
	4/15/2025	—		235,367	—	—	11,589,471
	4/15/2025	—		—	450,045	49.24	11,590,864
Alex Kayyal	N/A	600,000	(3)	—	—	—	—
	2/14/2025	—		1,202	—	—	96,352
	2/14/2025	—		318	—	—	25,491
	2/14/2025	—		57	—	—	4,569
	2/14/2025	—		—	2,576	80.16	96,401
	2/14/2025	—		—	682	80.16	25,522
	2/14/2025	—		—	124	80.16	4,640
	5/27/2025	—		2,450	—	—	186,347
	5/27/2025	—		422	—	—	32,097
	5/27/2025	—		—	4,684	76.06	186,344
	5/27/2025	—		—	807	76.06	32,105
	8/21/2025	—		102,655	—	—	5,368,857
	8/21/2025	—		—	206,270	52.30	5,369,229
Jay R. Grant	N/A	600,000	(3)	—	—	—	—
	4/15/2025	—		82,378	—	—	4,056,293
	4/15/2025	—		—	157,515	49.24	4,056,783
Samantha Jacobson	N/A	600,000	(3)	—	—	—	—
	4/15/2025	—		82,378	—	—	4,056,293
	4/15/2025	—		—	157,515	49.24	4,056,783
Vivek Kundra	N/A	600,000	(3)	—	—	—	—
	4/3/2025	—		82,312	—	—	4,039,873
	4/3/2025	—		—	160,792	49.08	4,039,947
Laura Schenkein	N/A	600,000	(3)	—	—	—	—
	4/15/2025	—		82,378	—	—	4,056,293
	4/15/2025	—		—	157,515	49.24	4,056,783

(1)Amount reported represents the potential target short-term cash incentive award opportunities under our 2025 Cash Incentive Plan and Supplemental Incentive Plan. No threshold or maximum payouts were established under our 2025 Cash Incentive Plan, and accordingly, the sub-columns Threshold ($) and Maximum ($) are not applicable and have not been presented. Additional information regarding the 2025 Cash Incentive Plan and Supplemental Incentive Plan is set forth in “Compensation Discussion and Analysis—Individual Compensation Elements—Short-Term Cash Incentive Awards” above.
(2)Amounts reported represent the aggregate grant-date fair values of the equity awards calculated in accordance with ASC Topic 718. All equity awards were granted under the 2025 Incentive Award Plan, which was an amendment and restatement of the 2016 Incentive Award Plan on May 27, 2025. The aggregate grant-date fair values for the RSAs were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. The aggregate grant-date fair value for the Stock Options was based on the Black-Scholes option valuation methodology. This calculation is performed for accounting purposes and reported in the table. However, our NEOs may never realize any value from their equity awards. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report.

(3)For additional information regarding the actual cash incentive compensation earned, including any pro-rated amounts, refer to the 2025 Summary Compensation Table above.

2025 Outstanding Equity Awards at Fiscal Year-End Table
The following table summarizes the number of shares of common stock underlying outstanding equity awards for each NEO as of December 31, 2025. The equity awards below are subject to certain vesting acceleration provisions as provided in the applicable NEO’s employment agreement, as discussed in “Executive Compensation Arrangements” and the “Potential Payments Upon Termination or Change in Control Table.”

			Option Awards							Stock Awards
Name	Grant Date (2)	Vesting Commence- ment Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeff T. Green	4/29/2021	12/29/2024	1,330	—				82.388	4/29/2026	—		—
	4/29/2021	4/29/2021	215,720	—				74.898	4/29/2031	—		—
	10/6/2021	10/6/2021	3,385,150	—		14,400,000	(3)	68.290	10/6/2031	—		—
	4/24/2023	4/24/2023	100,658	115,038	(5)			61.460	4/24/2033	79,910	(8)	3,033,384
	4/15/2025	4/15/2025	75,007	375,038	(5)			49.240	4/15/2035	205,947	(12)	7,817,748
Alex Kayyal	2/14/2025	2/14/2025	1,235	—				80.160	2/14/2035	—		—
	5/27/2025	5/27/2025	1,372	—				76.060	5/27/2035	—		—
	8/21/2025	8/21/2025	—	206,270	(9)			52.300	8/21/2035	102,655	(14)	3,896,784
Jay R. Grant	4/26/2022	4/26/2022	10,314	6,876	(5)			59.570	4/26/2032	6,387	(10)	242,451
	4/24/2023	4/24/2023	15,530	41,414	(5)			61.460	4/24/2033	28,768	(8)	1,092,033
	4/23/2024	4/23/2024	50,701	70,983	(5)			81.070	4/23/2034	37,547	(11)	1,425,284
	4/15/2025	4/15/2025	26,252	131,263	(5)			49.240	4/15/2035	72,081	(12)	2,736,195
Samantha Jacobson	3/17/2021	3/8/2021	520	—				77.151	3/17/2031	—		—
	3/2/2022	3/2/2022	—	—				—	—	1,300	(4)	49,348
	4/26/2022	4/26/2022	4,051	1,474	(5)			59.570	4/26/2032	1,369	(6)	51,967
	4/24/2023	4/24/2023	14,236	20,707	(5)			61.460	4/24/2033	14,384	(7)	546,017
	4/23/2024	4/23/2024	27,886	70,983	(5)			81.070	4/23/2034	37,547	(11)	1,425,284
	4/15/2025	4/15/2025	26,252	131,263	(5)			49.240	4/15/2035	72,081	(12)	2,736,195
Vivek Kundra	4/3/2025	3/31/2025	—	160,792	(9)			49.080	4/3/2035	—		—
	4/3/2025	4/3/2025	—	—				—	—	82,312	(13)	3,124,564
Laura Schenkein	4/20/2018	4/20/2018	20,000	—				5.413	4/20/2028	—		—
	2/20/2019	2/20/2019	83,720	—				15.009	2/20/2029	—		—
	5/15/2020	5/15/2020	27,190	—				30.001	5/15/2030	—		—
	4/28/2021	4/28/2021	8,430	—				74.637	4/28/2031	—		—
	3/2/2022	3/2/2022	26,858	—				82.260	3/2/2032	—		—
	4/26/2022	4/26/2022	29,467	—				59.570	4/26/2032	—		—
	4/24/2023	4/24/2023	60,394	—				61.460	4/24/2033	—		—
	6/1/2023	6/1/2023	43,425	—				73.260	6/1/2033	—		—
	4/23/2024	4/23/2024	76,052	—				81.070	4/23/2034	—		—
	4/15/2025	4/15/2025	59,068	—				49.240	4/15/2035	—		—

(1)Market value based upon the closing price of a share of our Class A common stock ($37.96) on December 31, 2025.
(2)Awards were granted under the 2016 Incentive Award Plan, which was amended and restated on May 27, 2025, as the 2025 Incentive Award Plan.
(3)Represents the Performance Option. In December 2021, 2,400,000 shares of our Class A common stock subject to the Performance Option vested as a result of the achievement of the first stock price tranche and achievement of our stock price compared to the Nasdaq-100 Index at more than the 75th percentile. In November 2024, 2,400,000 shares of our Class A common stock subject to the Performance Option vested as a result of the achievement of the second stock price tranche and achievement of our stock price compared to the Nasdaq-100 Index at more than the 75th percentile. See “Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation—2021 CEO Performance Option.”
(4)Represents RSUs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on May 15, 2022, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.

(5)Represents stock options vesting with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date, subject to the applicable NEOs continued employment through the applicable vesting date.
(6)Represents RSUs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2022, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(7)Represents RSUs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2023, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(8)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2023, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(9)Represents stock options vesting with respect to one-fourth (1/4th) of the shares of Class A common stock subject thereto on the first anniversary of the vesting commencement date and with respect to one-forty-eighth (1/48th) of the shares of Class A common stock subject thereto on each monthly anniversary of the vesting commencement date thereafter, subject to the applicable NEO’s continued employment through the applicable vesting date.
(10)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2022, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(11)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2024, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(12)Represents RSAs vesting with respect to one-sixteenth (1/16th) of the shares subject thereto on August 15, 2025, and the remainder of the shares subject thereto vesting ratably over fifteen (15) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(13)Represents RSAs vesting with respect to one-fourth (1/4th) of the shares subject thereto on May 15, 2026, and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.
(14)Represents RSAs vesting with respect to one-fourth (1/4th) of the shares subject thereto on August 15, 2026, and the remainder of the shares subject thereto vesting ratably over twelve (12) quarters on each quarterly anniversary thereafter, subject to the applicable NEOs continued employment through the applicable vesting date.

2025 Option Exercises and Stock Vested Table
The following table sets forth information with respect to our NEOs concerning the exercise of stock options and vesting of stock awards during the year ended December 31, 2025.

	Option Exercises		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1) (3)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2) (3)
Jeff T. Green	—	—	82,693	4,735,827
Alex Kayyal	—	—	1,292	92,400
Jay R. Grant	30,963	784,001	61,747	3,793,078
Samantha Jacobson	4,298	203,429	44,439	2,643,742
Laura Schenkein	—	—	96,821	4,839,700

(1)Based upon the closing price of a share of our Class A common stock on the date of exercise, which ranged from $88.33 to $120.56 per share, less the exercise price of the associated stock option multiplied by the number of shares of our Class A common stock exercised.
(2)Based upon the closing price of a share of our Class A common stock on the date of vesting, which ranged from $37.96 to $85.00 per share, multiplied by the number of shares of our Class A common stock that vested.
(3)Mr. Kundra did not exercise any stock options or acquire any shares from the vesting of stock awards in 2025.
Executive Compensation Arrangements
Current Executive Employment Agreements
We have entered into executive employment agreements with our CEO and each of our other NEOs that provide for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause.
Employment Agreement with Mr. Green
Mr. Green’s base salary under his 2017 employment agreement is subject to annual review and adjustment by our board of directors and was $1,350,000 for 2025. Mr. Green was eligible to earn a short-term annual cash incentive award with a target amount equal to 200% of his base salary for 2025, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Mr. Green is also eligible to participate in the employee benefit plans available to our employees, apart from the ESPP, subject to the terms of those plans.
Mr. Green’s 2017 employment agreement provides that, in the event that his employment is terminated by us without “cause” (as defined in his employment agreement) or Mr. Green resigns for “good reason” (as defined in his employment agreement), in either case, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) an amount equal to 1.5 times the sum of (x) his then-current base salary and (y) his target annual cash incentive bonus for the year of termination; (ii) a pro-rated short-term annual cash incentive bonus based on actual Company performance through the date of termination; (iii) acceleration of all time-based equity awards held by Mr. Green in which he would have vested if he had remained employed for an additional eighteen (18) months (for the treatment of Mr. Green’s Performance Option in connection with certain qualifying terminations of employment, please see “Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation - 2021 CEO Performance Option”); and (iv) if he is participating in our group health plan immediately prior to his termination, a monthly cash payment until the earlier of eighteen (18) months following termination or the end of Mr. Green’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us.
In lieu of the payments and benefits described in the preceding paragraph, in the event that Mr. Green’s employment is terminated by us without cause or Mr. Green resigns for good reason, in either case within three months prior to or twenty-four (24) months following a “change in control” (as defined in his employment agreement) of the Company, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, he will be entitled to receive (i) a lump sum cash payment equal to 3.0 times the sum of (x) his then-current base salary (or his base salary in effect immediately prior to the change in control, if higher) and (y) his target annual cash incentive bonus; (ii) a pro-rated short-term annual cash incentive bonus based on target Company performance through the date of termination; (iii) full acceleration of all time-based equity awards held by Mr. Green (for the treatment of Mr. Green’s Performance Option in connection with a Change in Control, please see “Compensation Discussion and Analysis—Individual Compensation Elements—Long-Term Incentive Compensation- 2021 CEO Performance Option”); and (iv) if he is participating in our group health plan immediately prior to his termination, a lump sum cash payment equal to the amount that we would have made to provide health insurance to him had he remained employed with us for an additional thirty-six (36) months.
In addition, Mr. Green remains bound by certain restrictive covenants, including non-competition and non-solicitation provisions, which have been incorporated by reference into the 2017 employment agreement from his prior employment agreement. These restrictive covenants apply during the term of Mr. Green’s employment and for one year thereafter. The payments and benefits provided to Mr. Green in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject Mr. Green to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Green in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to Mr. Green.
In connection with the Performance Option, on October 6, 2021, we entered into an Amendment No. 1 to the Employment Agreement with Mr. Green, which amended his 2017 employment agreement to, among other things, modify the terms “cause” and “good reason” to have the respective meaning applicable to the Performance Option.
Employment Agreements with Messrs. Grant and Kundra and Ms. Jacobson
The base salary under each of the employment agreements for our other NEOs, excluding Mr. Kayyal and Ms. Schenkein, is subject to annual review and adjustment and was $600,000 for 2025. Each NEO was eligible to earn a short-term annual cash incentive award with a target amount equal to 100% of his or her base salary, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Each NEO is also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans.
The employment agreements for each of Messrs. Grant and Kundra and Ms. Jacobson provides that in the event that his or her employment is terminated by us without “cause” (as defined in the respective employment agreement) or such NEO resigns for “good reason” (as defined in the respective employment agreement), in either case subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the NEO will be entitled to receive (i) an amount equal to the sum of (x) his or her current base salary and (y) his or her target annual cash incentive bonus for the year of termination; (ii) a pro-rated annual cash incentive bonus based on actual Company performance for the quarter or date of termination, as applicable; (iii) acceleration of all time-based equity awards held by the NEO in which such NEO would have vested if he or she had remained employed for an additional twelve (12) months; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a monthly cash payment until the earlier of twelve (12) months following termination or the end of the respective COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to such NEO had he or she remained employed with us.
In lieu of the payments and benefits described in the preceding paragraph, in the event that the employment of Messrs. Grant and Kundra and Ms. Jacobson is terminated by us without cause or any such NEO resigns for good reason, in either case within three (3) months prior to or twenty-four (24) months following a “change in control” (as defined in the respective employment agreement), subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the applicable NEO will be entitled to receive (i) a lump sum cash payment equal to 2.0 times the sum of (x) his or her then-current base salary (or his or her base salary in effect immediately prior to the change in control, if higher) and (y) his or her target annual cash incentive bonus; (ii) a pro-rated annual cash incentive bonus based on actual Company performance for the quarter or date of termination, as applicable; (iii) full acceleration of all time-based equity awards held by the NEO; and (iv) if the NEO is participating in our group health plan immediately prior to his or her termination, a lump sum cash payment equal to an amount that we would have made to provide health insurance to him or her had he or she remained employed with us for an additional twenty-four (24) months.
In addition, each of Messrs. Grant and Kundra and Ms. Jacobson are bound by certain restrictive covenants, including non-competition and/or non-solicitation provisions. The payments and benefits provided to Mr. Grant, Mr. Kundra and Ms. Jacobson in connection with a change in control may not be eligible for a federal income tax deduction by us pursuant to Section 280G of the Code. These payments and benefits may also subject each of Mr. Grant. Mr. Kundra and Ms. Jacobson to an excise tax under Section 4999 of the Code. If the payments or benefits payable to Mr. Grant and Kundra and Ms. Jacobson in connection with a change in control would be subject to the excise tax imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to the impacted NEO.

Separation Agreements with Mr. Kayyal and Ms. Schenkein
The base salary under each of the employment agreements for each of Mr. Kayyal and Ms. Schenkein was subject to annual review and adjustment or determined upon appointment as CFO and was $600,000 for 2025. Mr. Kayyal and Ms. Schenkein were each eligible to earn a short-term annual cash incentive award with a target amount equal to 100% of his or her base salary, which was payable in quarterly installments within sixty (60) days after the end of each calendar quarter. Mr. Kayyal and Ms. Schenkein were also eligible to participate in the employee benefit plans available to our employees, subject to the terms of those plans. Mr. Kayyal and Ms. Schenkein each executed separation agreements with the Company pursuant to their respective departures as CFO of the Company.
Ms. Schenkein transitioned from CFO to a Senior Advisor role from August 21, 2025, through December 31, 2025, where she continued to receive compensation, benefits and vest in equity awards commensurate with her employment agreement. In accordance with her separation agreement, Ms. Schenkein earned the following additional compensation at her date of termination: (i) ten months of her 2025 annual base salary plus a prorated ten months of her 2025 target annual incentive compensation totaling $1,000,000, (ii) her 2025 annual cash incentive compensation based on actual achievement of performance objectives, including a prorated portion related to achievement in the fourth quarter of 2025, totaling $623,283, (iii) $71,754 related to attorneys’ fees in negotiating her separation agreement, (iv) $46,154 payment of unused sabbatical perquisite benefits (v) ten months of COBRA premiums in the amount of $29,135 subsequent to December 31, 2025, (vi) $69,231 of payment related to accrued vacation through the date of termination of employment and (vii) ten months of equity acceleration of unvested Restricted Stock and Stock Options held by Ms. Schenkein as if Ms. Schenkein had remained an employee through October 31, 2026, which resulted in an original grant date fair value acceleration of $5,878,074 that was recognized in the year ended December 31, 2025.
Mr. Kayyal ended his service as our CFO effective January 24, 2026. Mr. Kayyal earned the following additional compensation at his date of termination: (i) twelve months of his 2026 annual base salary plus twelve months of his 2026 target annual incentive compensation totaling $1,200,000, (ii) twelve months of COBRA premiums in the amount of $39,717, (iii) a relocation payment of $400,000 to assist with his relocation to the United Kingdom after his employment ceased, (iv) $15,992 of payment related to accrued vacation through the date of termination of employment and (v) twelve months of equity acceleration of unvested RSAs and Stock Options held by Mr. Kayyal as if Mr. Kayyal had remained an employee through January 24, 2027, which resulted in an original grant date fair value acceleration of $2,607,132 to be recognized in the year ended December 31, 2026. In addition, Mr. Kayyal is expected to receive his 2026 annual cash incentive compensation based on actual achievement of performance objectives, including a prorated portion related to actual achievement in the first quarter of 2026.

Potential Payments Upon Termination or Change in Control Table
Excluding the potential payments associated with the Performance Option, the following table shows the potential payments and benefits to be received by our NEOs upon a termination of employment without cause or for good reason and upon a termination of employment without cause or for good reason in connection with a change in control of the Company (assuming in such change in control all outstanding awards are assumed, substituted or continued by the successor entity). Potential payments associated with the Performance Option are described in footnote 4 of the following table. The types of events constituting cause, good reason and change in control may differ in some respects among the different arrangements providing for payments and benefits to the NEOs; however, for consistency in presentation, our executive compensation arrangements have been grouped together based on these concepts without regard for any such differences. Our NEOs are not entitled to any payments and benefits if their employment is terminated for cause or they resign without good reason, retire, or, except for the Performance Option, are terminated due to death or disability. Except for the Performance Option, we do not have any agreements or other arrangements with our NEOs that provide for payments and benefits solely upon a change in control of the Company without an accompanying termination of employment. The table below summarizes the payments and benefits available to each NEO under various termination scenarios, assuming the separation from service was on December 31, 2025. For Ms. Schenkein and Mr. Kayyal, the amounts represent the actual separation payments pursuant to their separation agreements, described above, and entered into in connection with the termination of their employment with us. The value of vested equity for continuing executive officers is based on the closing price of a share of our Class A common stock on December 31, 2025, which was $37.96 per share.

Name and Termination / Change in Control Scenario	Cash Severance Payment ($)(1)	Equity Awards ($)		Benefits ($)(2)	Total Payout ($)(3)
Jeff T. Green(4)(7)
Without Cause or Resignation for Good Reason (No Change in Control)	6,075,000	6,383,847	(5)	187,148	12,645,995
Without Cause or Resignation for Good Reason (Change in Control)	12,150,000	10,851,132	(6)	218,526	23,219,658

Alex Kayyal (8)
Without Cause or Resignation for Good Reason (No Change in Control)	1,232,979	1,172,487		455,710	2,861,176

Laura Schenkein (9)
Without Cause or Resignation for Good Reason (No Change in Control)	1,623,283	1,666,748		216,274	3,506,305

Jay R. Grant(10)
Without Cause or Resignation for Good Reason (No Change in Control)	1,200,000	2,322,317	(5)	104,887	3,627,204
Without Cause or Resignation for Good Reason (Change in Control)	2,400,000	5,495,963	(6)	144,605	8,040,568

Samantha Jacobson (11)
Without Cause or Resignation for Good Reason (No Change in Control)	1,200,000	1,817,183	(5)	80,125	3,097,308
Without Cause or Resignation for Good Reason (Change in Control)	2,400,000	4,808,811	(6)	119,843	7,328,654

Vivek Kundra (12)
Without Cause or Resignation for Good Reason (No Change in Control)	1,200,000	1,171,711	(5)	53,500	2,425,211
Without Cause or Resignation for Good Reason (Change in Control)	2,400,000	3,124,564	(6)	93,218	5,617,782

(1)Reflects the aggregate amount of cash severance payable to each NEO based on a multiple of base salary and target annual short-term cash incentive compensation as of 2025 pursuant to the terms of the respective NEO’s employment agreement, as described above. Does not include pro-rated bonus that the NEO would have been entitled to, since on December 31, 2025, the full annual bonus, which is shown in the “2025 Summary Compensation Table,” was earned.
(2)Represents the estimated value of unused accrued vacation and the continuation of health benefits that each NEO would have been entitled to receive upon a termination of employment as of December 31, 2025, as based on actual 2025 premiums and the terms of the respective NEO’s employment agreement, as described above.
(3)The respective employment agreement for each NEO includes a modified cutback provision, such that if any severance payments or benefits would constitute a parachute payment and would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate benefits will either be delivered in full or delivered in a lesser amount that would result in no portion of the aggregate benefits being subject to the excise tax, whichever results in the receipt by the

NEO of the greatest amount of aggregate benefits on an after-tax basis. For purposes of the table set forth above, it has been assumed that the payments and benefits will not be reduced pursuant to the preceding sentence and, accordingly, include the full value of such payments and benefits.
(4)The amounts in the table above exclude any potential payment to Mr. Green for the Performance Option. Pursuant to the Award Agreement, Mr. Green is entitled to payment in the event of a Qualifying Termination or a Change in Control. The terms that govern the number of shares that may vest under each scenario are described in “2021 CEO Performance Option” in the “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation” section above. In the event that a Qualifying Termination (other than a termination due to death or disability) occurred on December 31, 2025, assuming no further stock price achievement goals were met over the nine-month period following the date of the Qualifying Termination, Mr. Green would not have received any additional payment or benefit pursuant to the Award Agreement. In the event that a Change in Control or a termination of employment due to death or disability (each as defined in the Award Agreement) occurred on December 31, 2025, Mr. Green would not have received any payment under the Performance Option as there was no intrinsic value relating to any options that would have vested as described in “Compensation Discussion and Analysis – Individual Compensation Elements - Long-Term Incentive Compensation - 2021 CEO Performance Option” above. The actual amount of payments or benefits that may be received by Mr. Green can only be determined at the time of a Change in Control or a Qualifying Termination.
(5)Represents the value of equity award vesting accelerated by an additional 18 months for Mr. Green and by 12 months for our other NEOs.
(6)Represents the value of full acceleration of equity award vesting.
(7)Mr. Green’s severance benefits are subject to compliance with restrictive covenants set forth in his confidentiality agreement including (i) confidentiality restrictions, (ii) non-solicitation of customers or employees during the term of his employment with the Company and for 12 months following his termination of service, and (iii) non-competition during the term of his employment with the Company and for 12 months following his termination of service.
(8)In connection with his termination of service, Mr. Kayyal is expected to receive the following, subject to execution and effectiveness of a release and waiver of claims in our favor: (i) twelve months of his 2026 annual base salary plus twelve months of his 2026 target annual incentive compensation, (ii) twelve months of COBRA premiums, (iii) a $400,000 relocation payment to assist with his relocation to the United Kingdom after his employment ceased, (iv) payment related to accrued vacation through the date of termination of employment, (v) twelve months of equity acceleration of unvested RSAs and Stock Options held by Mr. Kayyal as if Mr. Kayyal had remained an employee through January 24, 2027, based upon the closing market price on January 23, 2026, the last trading day prior to his separation on January 24, 2026. In addition, Mr. Kayyal is expected to receive his 2026 annual cash incentive compensation based on actual achievement of performance objectives, including a prorated portion related to achievement in the first quarter of 2026. For the table above, we have assumed such amounts are achieved at target (although actual amounts are not known at this time).
(9)In connection with her termination of service, Ms. Schenkein received the following, subject to execution and effectiveness of a release and waiver of claims in our favor: (i) ten months of her 2025 annual base salary plus a prorated ten months of her 2025 target annual incentive compensation, (ii) her 2025 annual cash incentive compensation based on actual achievement of performance objectives, including a prorated portion related to achievement in the fourth quarter of 2025, (iii) ten months of COBRA premiums paid subsequent to December 31, 2025, (iv) payment related to accrued vacation and sabbatical benefits through the date of termination of employment, (v) payment related to attorneys’ fees in negotiating her separation agreement and (vi) ten months of equity acceleration of unvested Restricted Stock and Stock Options held by Ms. Schenkein as if Ms. Schenkein had remained an employee through October 31, 2026, based upon the closing market price on December 31, 2025.
(10)Mr. Grant’s severance benefits are subject to compliance with restrictive covenants set forth in his employment agreement including (i) confidentiality restrictions, (ii) non-solicitation of customers or employees during the term of his employment with the Company and for 12 months following his termination of service, and (iii) non-competition during the term of his employment with the Company and for 12 months following his termination of service.
(11)Ms. Jacobson’s severance benefits are subject to compliance with restrictive covenants set forth in her employment agreement including (i) confidentiality restrictions, and (ii) non-solicitation of customers or employees during the term of her employment with the Company and for 12 months following her termination of service.
(12)Mr. Kundra’s severance benefits are subject to compliance with restrictive covenants set forth in his employment agreement including (i) confidentiality restrictions, and (ii) non-solicitation of customers or employees during the term of his employment with the Company and for 12 months following his termination of service, and (iii) non-competition during the term of his employment with the Company and for 12 months following his termination of service.

Equity Compensation Plan Information
The following table summarizes information about our equity compensation plans as of December 31, 2025, which included The Trade Desk, Inc. 2010 Stock Plan, The Trade Desk, Inc. 2015 Equity Incentive Plan, The Trade Desk, Inc. 2025 Incentive Award Plan and The Trade Desk, Inc. 2024 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) ($)(2)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	39,619,316	60.09	128,031,889
Equity compensation plans not approved by security holders	—	—	—
Totals	39,619,316	60.09	128,031,889

(1)Includes 28,993,689 shares issuable upon the exercise of outstanding options with a weighted-average exercise price of $60.09 and 10,625,627 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price in column (b) is calculated solely based on outstanding stock options and does not include (i) purchase rights accruing under the 2024 Employee Stock Purchase Plan because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period or (ii) restricted stock units because restricted stock units do not have an exercise price.
(2)Consists of shares available for future issuance under our 2025 Incentive Award Plan and 2024 Employee Stock Purchase Plan. As of December 31, 2025, 106,821,716 shares of Class A common stock were available for issuance under the 2025 Incentive Award Plan and 21,210,173 shares of Class A common stock were available for issuance under the 2024 Employee Stock Purchase Plan (which includes shares subject to purchase during the current purchase period, which commenced on November 15, 2025, and the exact number of which will not be known until the end of the purchase period on May 15, 2026. Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant on any one purchase date for any purchase period, including the current period, may not exceed 1,865). The number of shares reserved for issuance or transfer pursuant to awards under the 2025 Incentive Award Plan increased annually on the first day of each calendar year beginning in 2017 and ending in 2026, by that number of shares equal to the lesser of (i) 4% of the shares of Class A common stock outstanding (on an as-converted basis) on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as determined by our board of directors. The number of shares that may be issued pursuant to rights granted under the 2024 Employee Stock Purchase Plan increased annually on the first day of each calendar year beginning in 2017 and ending in 2026, by that number of shares equal to the least of (i) 8,000,000 shares, (ii) 1% of the shares of Class A common stock outstanding on the final day of the immediately preceding calendar year and (iii) such smaller number of shares as determined by our board of directors. On January 1, 2026, the number of shares of Class A common stock authorized for grant under the 2025 Incentive Award Plan and 2024 Employee Stock Purchase Plan was increased by 19,036,925 shares and 4,328,144 shares, respectively, in accordance with such provisions. Awards previously granted under our equity compensation plans that are forfeited, cancelled or otherwise terminated (other than by exercise) or withheld for tax purposes will also be added to the share reserve of the 2025 Incentive Award Plan. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report.

The 2025 Incentive Award Plan, an amendment and restatement of the original 2016 Incentive Award Plan, and the 2024 Employee Stock Purchase Plan, have no expiration date; however, the annual increase in shares that may be issued pursuant to the 2025 Incentive Award Plan and 2024 Employee Stock Purchase Plan ended on and included January 1, 2026.

CEO Pay Ratio
In determining the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO), we selected December 31, 2025, as the determination date for identifying the median employee for purposes of this disclosure. We are using a different median employee from the person that was identified in the preparation of our pay ratio disclosure for 2024 since we experienced an increase in our employee population compared to December 31, 2024, that we reasonably believed would result in a significant change to our pay ratio disclosure. We selected annual total direct compensation as our consistently applied compensation measure, which we calculated as cash compensation from base wages, actual bonuses and commissions, and the grant-date fair value of equity awards granted to our employees in 2025. Compensation was annualized for our employees who were hired in 2025 and for employees on an unpaid leave of absence in 2025. Compensation for international employees was converted to U.S. dollar equivalents using month-end exchange rates and no cost-of-living adjustments were made.
Once the median employee was identified based on this approach, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table. Our median employee’s annual total compensation for 2025 was $218,847. Our CEO’s annual total compensation for 2025 was $27,431,583 as reported in the “2025 Summary Compensation Table.” Therefore, our CEO to median employee pay ratio was 125:1 for 2025. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
This information is being provided for compliance purposes. Neither the compensation committee nor management used the pay ratio measure in making compensation decisions.

Pay Versus Performance
The following table sets forth information regarding the total compensation, for services rendered in all capacities, that was paid to, awarded to or earned by our CEO (and on average to our non-CEO NEOs, or our “Other NEOs”), as compared to compensation actually paid (“CAP”) to our CEO (and on average to our Other NEOs) and certain Company and peer performance measures during the years ended December 31, 2025, 2024, 2023 2022 and 2021, as calculated in accordance with Item 402(v) of Regulation S-K (the “Pay Versus Performance Table”).
Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for CEO (1)	Compensation Actually Paid to CEO (1) (4) (6)	Average Summary Compensation Table Total for Other NEOs (2)	Average Compensation Actually Paid to Other NEOs (2) (4) (6)	Total Shareholder Return(5)	Peer Group Total Shareholder Return (5)	Net Income (Thousands)	Revenue (Thousands) (3)
2025	$27,431,583	$(856,762,595)	$10,378,136	$(3,199,881)	$47.39	$137.99	$443,304	$2,896,284
2024	$6,756,299	$589,380,201	$11,666,393	$22,789,972	$146.73	$124.79	$393,076	$2,444,831
2023	$32,006,461	$291,700,245	$10,955,524	$5,157,998	$89.84	$96.65	$178,940	$1,946,120
2022	$5,440,036	$(620,324,699)	$7,722,649	$(4,257,881)	$55.97	$53.60	$53,385	$1,577,795
2021	$834,968,762	$1,201,214,676	$7,247,247	$9,887,245	$114.41	$115.93	$137,762	$1,196,467

(1)In all years presented, our CEO was Jeff Green.
(2)For the year ended 2025, our NEOs included in the calculation of average CAP were Alex Kayyal, Jay Grant, Samantha Jacobson, Vivek Kundra and Laura Schenkein. For the year ended 2024, our NEOs included in the calculation of average CAP were Mses. Schenkein and Jacobson and Mr. Grant. For the year ended 2023, our NEOs included in the calculation of average cap were Ms. Schenkein and Mr. Grant, Blake J. Grayson, our former Chief Financial Officer, and David Pickles, our former Chief Technology Officer. For the years ended 2022 and 2021, our NEOs included in the calculation of average CAP were Messrs. Grayson, Pickles and Grant and Michelle Hulst, our former Chief Data Officer.
(3)Revenue represents the Company-Selected-Measure (“CSM”) as it is the next most important financial performance measure not otherwise required to be disclosed in the Pay Versus Performance Table. Refer to the Tabular List (as defined below) of financial performance measures. Revenue represents revenue as disclosed in our Annual Reports on Form 10-K filed with the SEC for the applicable fiscal years.
(4)Assumptions used in the valuation of the RSAs and RSUs as of the end of 2025, or at the vest dates, as applicable, for the table above were materially consistent with those used as of the grant date of the equity awards as described in “Compensation Discussion and Analysis” and in Note 1 of the 2025 Summary Compensation Table. The year-end fair values of the CEO Performance Option tranches, granted in 2021, were valued using a consistent model as that used at grant, as disclosed in Notes 2 and 10 of the 2025 Annual Report, with a remaining contractual term 5.8 years, a volatility assumption of 67.9% using a blend of the Company’s historical and implied volatilities from its traded options and a risk-free interest rate of 3.8% based on the yields of U.S. Treasury securities with maturities approximating the terms of the awards. The fair values of all other options as of the applicable vest dates and fiscal year-end dates in 2025 were calculated using a binomial lattice model with a remaining contractual term between 0.3 – 9.9 years, a volatility assumption between 45% - 68% using a blend of the Company’s historical volatility and implied volatilities from its traded options and a risk-free interest rate between 3.6% - 4.5%, based on the yields of U.S. Treasury securities with maturities approximating the terms of the awards. The assumptions used for estimating the grant date fair value for these options as reported in the 2025 Summary Compensation Table were calculated using the Black-Scholes option pricing model as described in Note 2 of the 2025 Summary Compensation Table.
(5)Total Shareholder Return (“TSR”) represents the cumulative return of a fixed investment of $100 in the applicable common stock, from the beginning of the measurement period through the end of the applicable fiscal year, assuming reinvested dividends, as applicable. For Peer Group TSR, the returns of each component Company of this group are weighted according to the respective Company’s stock market capitalization at the beginning of each period for which a return is indicated. Changes in the peer group year to year are driven by our annual compensation setting process as described in “Compensation Discussion and Analysis.” In accordance with the latest SEC guidance, Peer Group TSR for all periods presented reflects the average cumulative TSR of our peer group approved in January 2025 for 2025 compensation setting, as described in “Compensation Discussion and Analysis” above (to the extent the entities were publicly traded companies as of the measurement dates). Compared to the peer group approved in February 2024 for 2024 compensation setting, Splunk was removed because it is no longer a publicly traded company, and CrowdStrike Holdings, Roku, Twilio and ZoomInfo Technologies were removed as they did not meet the criteria described in “Compensation Discussion and Analysis.” Atlassian, Fair Isaac, Palantir Technologies, Salesforce and Samsara were added in 2025 pursuant to the criteria outlined in “Compensation Discussion and Analysis” in consultation with

Compensia. Our peer group approved in February 2024 for 2024 compensation setting, as disclosed in our 2025 Proxy Statement, included Cadence Design Systems, Cloudflare, Crowdstrike Holdings, Datadog, DocuSign, Fortinet, HubSpot, MongoDB, Okta, Palo Alto Networks, Pinterest, Roku, ServiceNow, Shopify, Snap, Snowflake, Splunk, Twilio, Workday, Zoom Communications, ZoomInfo Technologies and Zscaler (the “2024 Peer Group”). Had the 2024 Peer Group been used to calculate cumulative TSR in 2021, 2022, 2023, 2024 and 2025 (to the extent the entities were publicly traded companies as of the measurement dates), Peer Group TSR would have been $109.93, $48.75, $84.05, $98.32 and $105.31, respectively.
(6)SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine CAP as reported in the Pay Versus Performance Table. CAP does not necessarily represent cash and equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. CAP for our CEO and average CAP for our Other NEOs are calculated by taking the amount in the “Total” column of the Summary Compensation Table (the average amount for our Other NEOs): (a) less the grant-date fair value of equity granted during the year in the “2025 Summary Compensation Table”; (b) plus the year-end fair value of unvested equity awards granted during the covered year; (c) plus, for awards granted in prior years that are outstanding and unvested at the end of the covered year, the difference between the year-end fair value and the immediately prior year-end fair value; (d) plus, for awards that granted and vested during the covered year, the fair value as of the vesting date; (e) plus, for awards granted in prior years that vested during the covered year, the difference between the fair value as of the vesting date and the immediately prior year-end fair value; (f) less, the prior year-end fair value of awards granted in prior years that failed to meet their vesting requirements. NEOs do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no CAP amounts included any dividends or other earnings paid on stock or option awards not otherwise reflected in the fair value of total compensation, as no such payments occurred during any of the years ended 2025, 2024, 2023, 2022 and 2021. The following table details these adjustments in 2025.

Fiscal Year	NEO Category	Summary Compensation Table Total	Less: Summary Compensation Table Equity Awards (a)	Add: Year-End Fair Value of Unvested Equity Awards Granted in the Year (b)	Add: Change in Year-End Fair Value of Unvested Equity Awards Granted in Prior Years (c)	Add: Vest-Date Fair Value of Equity Awards Granted and Vested in the Year (d)	Add: Change in Fair Value of Equity Awards Granted in Prior Years and Vested in the Year (e)	Less: Prior Year-End Fair Value of Equity Awards that Failed to Vest (f)	CAP
2025	CEO	$27,431,583	$(23,180,335)	$14,558,587	$(871,810,859)	$3,110,545	$(6,872,116)	$—	$(856,762,595)
	Other NEOs	$10,378,136	$(8,754,718)	$4,637,563	$(4,235,234)	$814,812	$(4,263,005)	$(1,777,435)	$(3,199,881)
Tabular List of Performance Measures
The following table sets forth an unranked list of financial performance measures that are the most important measures used by the Company to link CAP to our NEOs to Company performance for 2025 (the “Tabular List”):

Measure
Adjusted EBITDA (1)
Relative Peer TSR (2)
Revenue
TSR
(1)For an explanation of our management's use of this measure and a reconciliation of net income to Adjusted EBITDA, see Appendix A to this Proxy Statement. Adjusted EBITDA is used for purposes of selecting the companies comprising our compensation peer groups.
(2)Relative Peer TSR, calculated as a percentile rank against the Nasdaq-100 Index as defined in the CEO Performance Option award agreement, determines the actual shares paid out on a vested tranche of the CEO Performance Option. Refer to “Compensation Discussion and Analysis - Individual Compensation Elements - Long Term Incentive Compensation - 2021 CEO Performance Option” for further information.
Our most important financial performance measure for linking CAP to our performance is TSR, as the majority of NEO compensation is equity compensation tied to the change in our stock price over time, particularly for the CEO Performance Option. These awards are an incentive for our executive officers, including our NEOs, to create value for our stockholders. This financial performance measure is required in the Pay Versus Performance Table above. The next most important financial performance measure is revenue, included in the Pay Versus Performance Table above. Revenue is a critical financial performance measure to our stockholders, and it is the key measure in our Short-Term Annual Cash Incentive Awards to provide financial incentives for us to meet or exceed the revenue targets.

Relationship Between Pay and Performance
Comparison of CAP to our CEO to Financial Performance Measures
We believe the table below shows the alignment between CAP to our CEO and our performance, consistent with our compensation philosophy as described in our “Compensation Discussion and Analysis.” The following chart sets forth CAP to our CEO and TSR on the left axis (in millions) and right axis (in dollars), respectively, for the years ended December 31, 2021, 2022, 2023, 2024 and 2025. CAP is influenced by numerous factors, including but not limited to, the timing of new grant issuances and award vesting, share price volatility during the fiscal year, our mix of performance metrics and other factors.

CAP to our CEO (in Millions) Compared to TSR (in $)
$2,000
$1,000
$—
$(1,000)
$(2,000)
$240.00
$180.00
$120.00
$60.00
$—
$114.41
$55.97
$89.84
$146.73
$47.39
2021
2022
2023
2024
2025
CAP to our CEO (in millions)
TSR (in $)

The following chart sets forth CAP to our CEO, net income and revenue on the left axis (in millions) for the years ended December 31, 2021, 2022, 2023, 2024 and 2025.

CAP to our CEO Compared to Net Income and Revenue (in Millions)
$4,000
$3,000
$2,000
$1,000
$—
$(1,000)
$(2,000)
$1,196
$1,578
$1,946
$2,445
$2,896
$138
$53
$179
$393
$443
2021
2022
2023
2024
2025
CAP to our CEO (in millions)
Net Income (in millions)
Revenue (in millions)

Comparison of Average CAP to our Other NEOs to Financial Performance Measures
The following chart sets forth average CAP to our Other NEOs and TSR on the left axis (in millions) and right axis (in dollars), respectively, for the years ended December 31, 2021, 2022, 2023, 2024 and 2025. Average CAP is influenced by numerous factors including, but not limited to, the timing of new grant issuances and award vesting, NEO mix, share price volatility during the fiscal year, our mix of performance metrics and other factors.

Average CAP to our Other NEOs (in Millions) Compared to TSR (in $)
$32
$16
$—
$(16)
$(32)
$240.00
$180.00
$120.00
$60.00
$—
$114.41
$55.97
$89.84
$146.73
$47.39
2021
2022
2023
2024
2025
Average CAP to our Other NEOs (in millions)
TSR (in $)

The following chart sets forth average CAP to our Other NEOs and net income on the left axis (in millions), as well as revenue on the right axis (in millions), for the years ended December 31, 2021, 2022, 2023, 2024 and 2025.

Average CAP to our Other NEOs Compared to Net Income and Revenue (in Millions)
$480
$450
$420
$390
$360
$330
$300
$270
$240
$210
$180
$150
$120
$90
$60
$30
$—
$2,700
$2,250
$1,800
$1,350
$900
$450
$—
$1,196
$1,578
$1,946
$2,445
$2,896
$138
$53
$179
$393
$443
2021
2022
2023
2024
2025
Average CAP to our Other NEOs (in millions)
Net Income (in millions)
Revenue (in millions)

For a review of our financial performance measures, our process for setting executive compensation and how our executive compensation design reinforces our compensation philosophy, refer to “Compensation Discussion and Analysis.”
Comparison of Company TSR to Peer Group TSR
The following chart sets forth Company TSR and Peer Group TSR, as expressed in the value of an initial $100 investment, from 2021 to 2025:

Comparison of The Trade Desk, Inc. TSR and Peer Group TSR (in $)
$200
$150
$100
$50
$0
2020
2021
2022
2023
2024
2025
$115.93
$114.41
$55.97
$53.60
$96.65
$89.84
$146.73
$124.79
$137.99
$47.39
The Trade Desk, Inc.
Peer Group

2025 Director Compensation
Our non-employee directors receive the following annual retainer fees for board and committee service pursuant to a non-employee director compensation policy (adopted as of January 30, 2025): a cash retainer for each board member of $50,000 and an additional cash retainer of $70,000 for the lead independent director. Members of the audit, compensation and nominating and corporate governance committees receive an additional cash retainer of $12,500, $10,000 and $6,000, respectively, and the chair of each the foregoing committees receives an additional cash retainer of $70,000, $50,000 and $25,000, respectively. Each director may make an annual election to receive an equity award in lieu of the cash retainer in the form of restricted stock awards, restricted stock units (“RSUs”), stock options or a mix thereof. Such equity awards will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the next regularly scheduled meetings of our board of directors applicable to such respective quarters, subject to continued service as of each vesting date. If not already vested in full pursuant to the foregoing installment arrangements, the award will vest in full on the date of our next annual meeting of stockholders. All unvested equity awards will vest in full upon a Change in Control of the Company.
Each newly elected non-employee director receives an initial director equity award upon initial election to our board of directors with a value of $290,000 and may elect to receive the initial director equity award in the form of restricted stock awards, restricted stock units, stock options or a mix of one-half restricted stock or restricted stock units and one-half stock options. The initial director equity award will generally vest in substantially equal quarterly installments over the three-year period following the date of grant, subject to continued service as of each vesting date. On the date of each annual meeting of stockholders, continuing directors will receive an annual director equity award with a value of $290,000 and may elect to receive the equity award in the form of restricted stock awards, restricted stock units, stock options or a mix thereof. The quantity of equity awards granted is based on the average closing stock price for a share of our Class A common stock for 45 consecutive trading days ending on, and including, the grant date. The annual director equity award will vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the next regularly scheduled meetings of our board of directors, subject to continued service as of each vesting date. If not already vested in full pursuant to the foregoing installment arrangements, the award will vest in full on the date of our next annual meeting of stockholders. All unvested equity awards will vest in full upon a change in control of the Company, subject to such director’s continued service on the Board through immediately prior to such change in control. A director who is appointed to our board of directors other than on the date of an annual meeting will receive a prorated annual director equity award. Directors who join our board of directors on the date of an annual meeting will receive both an initial director equity award and an annual director equity award.
We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending board and committee meetings, as well as up to $10,000 for director education programs.
As discussed in our Definitive Proxy Statement filed with the SEC on July 24, 2025, a special committee of directors (the “Special Committee”) was formed to consider the potential extension of our dual class structure. The Special Committee members included Ms. Buyer, Ms. Cunningham and Mr. Kayyal, with Ms. Buyer appointed as the chairperson. The members of the Special Committee received a cash retainer of $75,000 for their service as members of the Special Committee and the Chair of the Special Committee received an additional cash retainer of $25,000. In connection with Mr. Kayyal’s employment as Chief Financial Officer on August 21, 2025, Mr. Kayyal resigned as a member of the Special Committee.
Our employee directors did not receive any additional compensation for their service as members of our board of directors in 2025.
2025 Director Compensation Table
The following table sets forth information for the year ended December 31, 2025, regarding the compensation awarded to, earned by or paid to our non-employee directors. The director compensation paid to Mr. Kayyal for the portion of 2025 he served as a non-employee director is disclosed in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash ($)(1)(2)(3)	Stock Awards ($)(4)(5)(6)	Option Awards ($)(7)(8)	Total ($)
Lise J. Buyer (9)	249,500	372,770	—	622,270
Andrea L. Cunningham	131,000	186,347	186,344	503,691
Kathryn E. Falberg (10)	147,769	372,770	—	520,539
Gokul Rajaram (11)	72,500	372,770	—	445,270
Omar Tawakol	19,293	362,547	—	381,840
David B. Wells (12)	44,000	—	—	44,000

(1)With the exception of cash amounts of $249,500, $75,000, $72,500 and $19,293 for annual retainer fees and committee fees, including the Special Committee, earned by Ms. Buyer, Ms. Cunningham, Mr. Rajaram and Mr. Tawakol, respectively, for the year ended December 31, 2025, amounts represent cash forgone by each director due to elections made in 2024 and 2025 to receive equity awards in lieu of cash for annual retainer and committee fees earned for the year ended December 31, 2025 (such equity awards in lieu of cash are typically granted in May following our annual meeting of stockholders with respect to the fees for the coming year, except for changes in committee assignment mid-year).
(2)On April 15, 2025, Ms. Falberg was appointed as the chairperson of the audit committee and 90 RSAs were granted to Ms. Falberg for her prorated committee fees in lieu of quarterly cash payments with a grant date fair value of $4,432 calculated in accordance with ASC Topic 718. The awards vested as of our annual meeting of stockholders held on May 27, 2025.
(3)On May 27, 2025, Ms. Cunningham elected to be granted a mix of one-half RSAs and one-half Stock Options for her annual retainer and committee fees in lieu of quarterly cash payments, and was granted 422 RSAs and 807 Stock Options for her annual retainer fees with a grant date fair value of $32,097 and $32,105, respectively. Further, Ms. Cunningham was granted 50 RSAs and 96 Stock Options with an aggregate grant date fair value of $3,803 and $3,819, respectively, for her annual committee fees. On the same date, Ms. Falberg elected to be granted RSAs for her annual retainer and committee fees in lieu of quarterly cash payments. Ms. Falberg was granted RSAs covering 845 shares of our Class A common stock for her annual retainer fees with a grant date fair value of $64,271. Further, Ms. Falberg was granted RSAs covering 2,028 shares of our Class A common stock for her committee fees with a grant date fair value of $154,250. The grant date fair value of these RSAs and Stock Options, granted on May 27, 2025, was calculated in accordance with ASC Topic 718 and the awards vest in four equal installments over the one-year period following the date of grant, with such vesting to take place on the quarterly anniversaries of the date of grant, or if earlier, the regularly scheduled Board meetings applicable to such respective quarters. If not already vested in full pursuant to the foregoing installment arrangements, the award will vest in full on the date of our next annual meeting of stockholders. All unvested equity awards will vest in full upon a Change in Control of the Company.
(4)On August 11, 2025, Mr. Tawakol was appointed as a Class II director and elected to be granted 3,805 RSAs for his initial equity award and 3,013 RSAs for his prorated annual director equity award. Mr. Tawakol’s initial director equity award vests quarterly over a three-year period through the third anniversary of the grant date, subject to continued service as of each vesting date. Mr. Tawakol’s prorated annual equity award vests in three installments with 1,125 RSAs vested on October 23, 2025, 960 RSAs vested on February 5, 2026, and 928 RSAs vesting May 27, 2026, subject to continued service as of the vesting date. If not already vested in full pursuant to the foregoing installment arrangements, the prorated annual director equity award will vest in full on the date of our next annual meeting of stockholders. All unvested equity awards will vest in full upon a Change in Control of the Company.
(5)Amounts reflect the aggregate grant-date fair value of the restricted stock awards granted to our non-employee directors during 2025, calculated in accordance with ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The aggregate grant-date fair values of these awards were based on the fair value of our common stock on the date of grant, which was determined as the closing market price per share of our Class A common stock on the date of grant. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report. The amounts reported in this column reflect the accounting cost for the stock awards and do not correspond to the actual economic value that may be received by the non-employee directors upon the vesting or settlement of the stock awards, as applicable.
(6)As of December 31, 2025, Ms. Buyer, Ms. Cunningham, Ms. Falberg, Mr. Rajaram and Mr. Tawakol held unvested RSAs covering 2,451, 1,461, 3,889, 2,451 and 5,376 shares of our Class A common stock, respectively. In connection with Ms. Buyer’s resignation, our board of directors determined in April 2026 to accelerate the vesting of Ms. Buyer’s unvested RSA.
(7)Amounts reflect the aggregate grant-date fair value of the Stock Options granted to our non-employee directors during 2025, calculated in accordance with ASC Topic 718. The aggregate grant-date fair value for the Stock Options was based on the Black-Scholes option valuation methodology and do not take into account any estimated forfeitures related to service-vesting conditions. For additional information, refer to Notes 2 and 10 to our audited consolidated financial statements included in our 2025 Annual Report. The amounts reported in this column reflect the accounting cost for the Stock Options and do not correspond to the actual economic value that may be received by the non-employee directors upon the exercise of the Stock Options.
(8)As of December 31, 2025, Ms. Buyer and Ms. Cunningham held stock options to purchase an aggregate of 43,042 and 20,548 shares of our Class A common stock, respectively. None of our other non-employee directors held stock options as of December 31, 2025.
(9)Ms. Buyer resigned from our board of directors effective April 3, 2026.
(10)Ms. Falberg resigned from our board of directors effective March 23, 2026.
(11)Mr. Rajaram resigned from our board of directors effective April 3, 2026.
(12)Mr. Wells did not stand for re-election to our board of directors at our annual meeting of stockholders in 2025.

REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this report shall be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that The Trade Desk, Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
Our board of directors has reviewed and discussed the section captioned “Compensation Discussion and Analysis” with management. Based on such review and discussions, our board of directors has approved this “Compensation Discussion and Analysis” section for inclusion in our 2025 Annual Report on Form 10-K and this Proxy Statement.
MEMBERS OF THE BOARD OF DIRECTORS*
Jeff T. Green
Andrea Cunningham
Samantha Jacobson
Omar Tawakol

* This report has been signed by members of our board of directors who served as of December 31, 2025, and are members of our board of directors as of the filing of this Proxy Statement. At the time of filing our Annual Report, the compensation committee consisted of Kathryn E. Falberg and Gokul Rajaram prior to their resignations from our board of directors on March 23, 2026 and April 3, 2026, respectively.

OWNERSHIP OF THE TRADE DESK, INC. COMMON STOCK
The following table sets forth information with respect to the beneficial ownership of our common stock as of March 6, 2026, for:
•each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares of Class A common stock or Class B common stock;
•each of our NEOs;
•each of our directors; and
•all of our current directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or exercisable or vest within sixty (60) days of March 6, 2026. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Exchange Act.
We have based our calculation of the percentage of beneficial ownership on 434,900,142 shares of Class A common stock and 43,108,629 shares of Class B common stock outstanding as of March 6, 2026. We have deemed shares of our common stock subject to stock options and restricted stock units that are currently exercisable or exercisable or vest within sixty (60) days of March 6, 2026, to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock units for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person or entity.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o The Trade Desk, Inc., 42 N. Chestnut Street, Ventura, California 93001.

	Shares Beneficially Owned				% of Total Voting Power(1)
	Class A		Class B
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
The Vanguard Group, Inc.(2)	54,696,460	12.6	—	—	6.3
BlackRock, Inc.(3)	33,781,202	7.8	—	—	3.9
State Street Corporation (4)	31,048,427	7.1	—	—	3.6
Baillie Gifford & Co.(5)	22,305,955	5.1	—	—	2.6
Executives and Directors:
Jeff T. Green(6)	11,483,384	2.6	42,071,879	97.6	49.7
Alex Kayyal(7)	179,607	*	—	—	*
Jay R. Grant(8)	515,955	*	—	—	*
Samantha Jacobson(9)	421,600	*	—	—	*
Vivek Kundra(10)	306,275	*	—	—	*
Laura Schenkein(11)	1,042,215	*	—	—	*
Andrea L. Cunningham(12)	25,583	*	—	—	*
Omar Tawakol(13)	6,818	*	—	—	*
Andrew Vollero	—	—	—	—	—
All current executive officers and directors as a group (8 persons)(14)	13,056,667	3.0	42,071,879	97.6	49.8
* Less than 1%.

(1)Percentage of total voting power represents voting power with respect to all shares of Class A common stock and Class B common stock, as a single class. Holders of Class B common stock are entitled to ten votes per share, and holders of Class A common stock are entitled to one vote per share.
(2)Based solely on information reported by The Vanguard Group, Inc. on Schedule 13G/A filed with the SEC on August 7, 2025, consists of 54,696,460 shares of Class A common stock beneficially owned, with shared voting power over

2,609,729 shares, sole dispositive power over 50,493,045 shares and shared dispositive power over 4,203,415 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.
(3)Based solely on information reported by BlackRock, Inc. on Schedule 13G/A filed with the SEC on October 17, 2025, consists of 33,781,202 shares of Class A common stock beneficially owned, with sole voting power over 31,125,670 shares and sole dispositive power over 33,781,202 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(4)Based solely on information reported by State Street Corporation on Schedule 13G filed with the SEC on February 9, 2026, consists of 31,048,427 shares of Class A common stock beneficially owned, with shared voting power over 23,299,305 shares and shared dispositive power over 31,046,827 shares. The address for State Street Corporation is One Congress Street, Suite 1, Boston Massachusetts 02114.
(5)Based solely on information reported by Baillie Gifford & Co. on Schedule 13G/A filed with the SEC on February 9, 2026, consists of 22,305,995 shares of Class A common stock beneficially owned, with sole voting power over 11,829,073 shares and sole dispositive power over 22,305,995 shares. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.
(6)Consists of (a) 655,917 shares of Class A common stock held by Jeff T. Green, (b) 31,729 shares of Class A common stock and 29,405,209 shares of Class B common stock held by Jeff T. Green, trustee of the Jeff Green Trust, (c) 920,901 shares of Class A common stock held by the Jeff T. Green Family Foundation with respect to which Mr. Green has investment and voting control, (d) 6,000,000 shares of Class A common stock held by a limited partnership held by the Jeff Green Trust, (e) 12,666,670 shares of Class B common stock held by various family trusts over which Mr. Green exercises investment and voting control; as a result, Mr. Green may be deemed to beneficially own such securities but disclaims such ownership except to the extent of his pecuniary interest therein and (f) 3,874,837 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(7)Consists of (a) 103,947 shares of Class A common stock held by Alex Kayyal and (b) 75,660 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(8)Consists of (a) 359,764 shares of Class A common stock held by Jay R. Grant and (b) 156,191 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(9)Consists of (a) 305,840 shares of Class A common stock held by Samantha Jacobson and (b) 115,760 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(10)Consists of (a) 249,831 shares of Class A common stock held by Vivek Kundra and (b) 56,444 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(11)Consists of (a) 607,611 shares of Class A common stock held by Laura Schenkein and (b) 434,604 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(12)Consists of (a) 5,035 shares of Class A common stock held by Andrea L. Cunningham and (b) 20,548 shares of Class A common stock issuable upon the exercise of options currently exercisable or exercisable within sixty (60) days of March 6, 2026.
(13)Consists of 6,818 shares of Class A common stock held by Omar Tawakol.
(14)Consists of (a) 8,727,102 shares of Class A common stock beneficially owned by our current executive officers and directors as a group, (b) 42,071,879 shares of Class B common stock beneficially owned by our current executive officers and directors as a group and (c) 4,329,565 shares of Class A common stock issuable pursuant to options currently exercisable or exercisable within sixty (60) days of March 6, 2026.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2025, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Indemnification Agreements and Directors’ and Officers’ Liability Insurance
We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware and Nevada law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Pursuant to our indemnification agreement with Jeff Green, our CEO, we reimbursed Mr. Green for the cost of legal expenses relating to certain litigation matters in which he was named as a defendant in his capacity as our CEO, as further described in Note 13 — Commitments and Contingencies — Litigation in Part II, Item 8 of our 2025 Annual Report. Such legal services were provided to Mr. Green by Wilson Sonsini Goodrich & Rosati P.C. and Bergeson, LLP, and we reimbursed Mr. Green for such expenses in the amount of approximately $1,000,000 since January 1, 2025.
Personal Air Travel
Jeff Green, our Chairman and Chief Executive Officer, makes limited personal use of aircraft for which we maintain fractional ownership interests, which provide the Company with a certain number of yearly flight hours intended primarily for business travel. Personal use of the aircraft is afforded in accordance with a written policy overseen by our compensation committee. In the event that Mr. Green uses aircraft for personal flights, Mr. Green is required to reimburse us pursuant to the Company’s Aircraft Use Policy. No amounts are reported in the 2025 Summary Compensation Table for this aircraft use since Mr. Green fully reimbursed us for amounts equal to the incremental costs for personal flights of approximately $628,000.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. Our audit committee is tasked with reviewing and approving such transactions, taking into consideration all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports on Forms 3, 4 and 5 with the SEC concerning their ownership of, and transactions in, our common stock.
To our knowledge, based solely on our review of the copies of such reports furnished to us and on the representations of the reporting persons, all of these reports were timely filed during the last fiscal year.

ADDITIONAL INFORMATION
Other Matters
We know of no other matters to be submitted at the 2026 Annual Meeting of stockholders. If any other matters properly come before the Annual Meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

/s/ JEFF T. GREEN
JEFF T. GREEN Chairman and Chief Executive Officer
Dated: April 9, 2026

APPENDIX A
NON-GAAP FINANCIAL MEASURE INFORMATION
Set forth below in this Appendix A is important information about Adjusted EBITDA, a non-GAAP measure, discussed in the Proxy Statement.
Adjusted EBITDA
In addition to our results determined in accordance with GAAP, we believe that Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our business. The following table presents a reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	Year Ended December 31,
	2025	2024
	(in thousands)
Net income	$443,304	$393,076
Add back (deduct):
Depreciation and amortization expense	115,784	87,490
Stock-based compensation expense	490,627	494,699
Interest income, net	(68,717)	(78,842)
Provision for income taxes	215,451	114,226
Adjusted EBITDA	$1,196,449	$1,010,649
We use Adjusted EBITDA as a measure of operational efficiency to understand and evaluate our business operations. We believe that Adjusted EBITDA is useful to investors for period-to-period comparisons of our business’ profitability, operational efficiency and financial performance. Accordingly, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management, board of directors and securities analysts.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs or contractual obligations, (2) the potentially dilutive impact of stock-based compensation, which will continue for the foreseeable future and represent recurring expense and a key part of our compensation strategy, (3) interest income earned from cash and cash equivalents and short-term investments or interest expense relating to our credit facility or (4) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash expenses, the assets that are depreciated or amortized — such property and equipment and capitalized software development costs — may have to be replaced or expanded in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or expansions; and
•Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including net income and our other GAAP financial results.

theTradeDesk

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 3, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V93303-P50474 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE TRADE DESK, INC.

The Board of Directors recommends you vote FOR the following nominees:

	For All	Withhold All	For All Except
1. The election of two Class I directors to hold office until our 2029 annual meeting of stockholders or until his or her successor is duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jeff T. Green
02) Andrea L. Cunningham

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 4, 2026:

Stockholders may view the Notice, Proxy Statement and Annual Report on Form 10-K of The Trade Desk, Inc. on the Internet at www.proxyvote.com or at investors.thetradedesk.com.

V93304-P50474

THE TRADE DESK, INC.
Annual Meeting of Stockholders
May 4, 2026, 1:00 p.m. Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jeff Green, Tahnil Davis and Jay Grant, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of THE TRADE DESK, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 p.m. Pacific Time on May 4, 2026, at www.virtualshareholdermeeting.com/TTD2026, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed and returned, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted (i) FOR the election of each of the nominees for director listed in Proposal 1, (ii) FOR Proposals 2 and 3, and (iii) in the discretion of the proxies, upon any such matters as may properly come before the meeting or any adjournment, continuation or postponement thereof.

Continued and to be signed on reverse side